UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                                      Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APi Group Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

April 29, 2022

It is my pleasure to invite you to attend APi Group Corporation’s 2022 Annual Meeting of Stockholders (“2022 Annual Meeting”). The meeting will be held on June 15, 2022, at 9:30 a.m. (Eastern Time) in virtual-only format conducted via live webcast at www.virtualshareholdermeeting.com/APG2022. You will be able to participate, submit questions and vote your shares electronically. The information for how to attend virtually and vote at the meeting, are described below. At the meeting, you will be asked to:

1.	Elect ten directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders;

2.	Approve, on an advisory basis, the compensation of our named executive officers;

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and

4.	Transact such other business as may properly come before the 2022 Annual Meeting and any adjournment or postponement of the 2022 Annual Meeting.

Only stockholders of record as of the close of business on April 18, 2022 may vote at the 2022 Annual Meeting.

It is important that your shares be represented at the 2022 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. This will not prevent you from voting your shares in person if you are present virtually at the 2022 Annual Meeting.

Russell A. Becker Chief Executive Officer

We have elected to use the “Notice and Access” method of providing our proxy materials over the internet. Accordingly, we mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report on or about April 29, 2022.

Our proxy statement and annual report are available online at http://materials.proxyvote.com/00187Y.

PROXY STATEMENT

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 15, 2022

You are receiving this proxy statement (the “Proxy Statement”), the accompanying proxy card or other voting instruction card (the “Proxy Card”) and our annual report to stockholders (the “Annual Report”) because you own shares of common stock, par value $0.0001 per share (the “Common Stock”), shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”) or shares of 5.5% Series B Perpetual Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) of APi Group Corporation (the “Company,” “APi,” “our,” “we” or “us”) that entitle you to vote at the 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”). Our Board of Directors (the “Board of Directors” or the “Board”) is soliciting proxies from stockholders entitled to vote at the 2022 Annual Meeting. By use of the enclosed Proxy Card, you can vote even if you do not attend the 2022 Annual Meeting. This Proxy Statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision. These proxy materials are being distributed and/or made available to stockholders on or about April 29, 2022.

Date, Time and Place of the 2022 Annual Meeting

We will hold the 2022 Annual Meeting on June 15, 2022, at 9:30 a.m. (Eastern Time) in virtual-only format via live webcast at www.virtualshareholdermeeting.com/APG2022. You will be able to participate, submit questions and vote your shares electronically.

Our Board of Directors has fixed the close of business on April 18, 2022 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the 2022 Annual Meeting. Each stockholder will be entitled to (1) one vote for each share of Common Stock or Series A Preferred Stock or (2) the number of votes equal to the number of shares of Common Stock into which the holder’s shares of Series B Preferred Stock could be converted as of such date, in each case held as of the Record Date on all matters to come before the 2022 Annual Meeting and may vote in person virtually at the meeting, via Internet or telephone or by proxy authorized in writing, except as qualified below.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE

2022 ANNUAL MEETING AND RELATED MATTERS

Q:	Who can attend the 2022 Annual Meeting?

A:

Stockholders of record as of the Record Date, beneficial owners with control numbers or legal proxies obtained from the stockholders of record as of the Record Date, and guests may attend the 2022 Annual Meeting virtually. See “How can I attend the 2022 Annual Meeting?” for additional information on how to gain access to the 2022 Annual Meeting.

If your shares are registered directly in your name with our transfer agent, Computershare, you are a “registered holder,” which means you are the stockholder of record with respect to those shares.

If your shares are held by a bank or broker, the bank or broker is the stockholder of record. You are the “beneficial owner” (and hold your shares in “street name”) and the bank or broker is your “nominee.”

If you hold shares as a participant in the (1) APi Group, Inc. Employee Stock Ownership Plan (“ESOP”), (2) APi Group 401(k) & Profit Sharing Plan, (3) APi Group Safe Harbor 401(k) & Profit Sharing Plan, and/or (4) the Vipond Inc. Employees’ Profit Sharing Plan (collectively, “employee benefit plans”), the plan trustee of the applicable plan is the stockholder of record and your nominee.

Q:	Who may vote at the 2022 Annual Meeting?

A:

If you are a participant in an employee benefit plan, you may vote in advance of the 2022 Annual Meeting (as described below under “How do I Vote”) and, if you do, your vote will be counted at that meeting; however, except as otherwise described below, you will not be able to vote at the 2022 Annual Meeting.

With that exception, anyone owning shares of Common Stock, Series A Preferred Stock or Series B Preferred Stock at the close of business on the Record Date may vote electronically at the 2022 Annual Meeting. You may cast at or prior to the 2022 Annual Meeting (1) one vote for each share of Common Stock held by you on the Record Date, (2) one vote for each share of Series A Preferred Stock held by you on the Record Date and (3) the number of votes equal to the number of shares of Common Stock into which your shares of Series B Preferred Stock could be converted as of such date, on all items of business presented in this Proxy Statement and at the 2022 Annual Meeting. Each share of Series A Preferred Stock and Series B Preferred Stock will entitle the holder thereof to vote together with the holders of Common Stock as a single class. As of the close of business on the Record Date, we had (a) 233,188,612 shares of Common Stock outstanding entitled to cast 233,188,612 votes, (b) 4,000,000 shares of Series A Preferred Stock outstanding entitled to 4,000,000 votes and (c) 800,000 shares of Series B Preferred Stock outstanding entitled to 32,520,326 votes.

Q:	How do I vote?

A:	Registered Holder: If you are a registered holder, there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the proxy card mailed to you.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•	By Mail. You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

•

During the Meeting. You must attend the 2022 Annual Meeting virtually as a stockholder in order to vote during the meeting. Please see the information below for how to attend the 2022 Annual Meeting. If you attend the 2022 Annual Meeting as a stockholder, you can follow the online instructions to vote your shares during the meeting.

Beneficial Owners: If you are a beneficial owner of shares held in “street name,” a proxy card has been forwarded to you by your broker or other nominee. You have the right to direct your broker or other nominee on how to vote your shares by following the instructions on the proxy card, which generally provides four ways to vote:

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the proxy card provided by your broker or other nominee. The availability of Internet voting may depend on the voting process of your broker or other nominee.

•	By Mail. You may vote by proxy by filling out the voting instruction form provided by your broker or other nominee and returning it in the envelope provided.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card.

•

During the Annual Meeting. To vote your shares during the 2022 Annual Meeting, you must follow the instructions provided by your broker or other nominee and attend the meeting as a stockholder. Please see “How can I attend the 2022 Annual Meeting” below for information on how to attend the meeting as a stockholder to vote your shares during the meeting.

If you attend the 2022 Annual Meeting as a guest, you will not be able to vote your shares during the meeting.

If you vote over the Internet or by telephone, you do not need to return your proxy card. Internet and telephone voting for stockholders will be available 24 hours a day, and will close at 11:59 p.m.,

Eastern Time, on June 14, 2022. Even if you plan to attend the 2022 Annual Meeting virtually, the Company recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the 2022 Annual Meeting.

Participants in the employee benefit plans:

•

Shares Held in Your Account under the ESOP. If you are a participant or beneficiary with an account in the ESOP, you are entitled to direct the ESOP’s trustee as to how any shares that have been allocated to your ESOP account and that remained in your ESOP account as of the Record Date should be voted at the 2022 Annual Meeting.

•

Shares Held in Your Account under the APi Group 401(k) & Profit Sharing Plan, the APi Group Safe Harbor 401(k) & Profit Sharing Plan or the Vipond Inc. Employees’ Profit Sharing Plan. If you are a participant or beneficiary with an account in one or more of (1) the APi Group 401(k) & Profit Sharing Plan, (2) the APi Group Safe Harbor 401(k) & Profit Sharing Plan and/or (3) the Vipond Inc. Employees’ Profit Sharing Plan, you will be permitted to direct the applicable plan trustee(s) or other intermediary as to how any shares held in your plan account as of the Record Date should be voted at the 2022 Annual Meeting.

You have the right to direct your nominee(s) or other intermediary on how to vote your shares by following the instructions on the proxy card or voting information form forwarded to you by your nominee(s), which generally provides three ways to vote:

•

Via the Internet. You may vote by proxy via the Internet by visiting www.proxyvote.com and entering the control number found on the proxy card or voting information form provided by your nominee. The availability of Internet voting may depend on the voting process of your nominee.

•	By Telephone. You may vote by proxy by calling the toll-free number found on the proxy card or voting information form.

•	By Mail. You may vote by proxy by filling out the proxy card or voting instruction form provided by your nominee and returning it in the envelope provided.

Earlier Voting Deadlines for Participants in Certain Employee Benefit Plans. Because the ESOP’s trustee and the other employee benefits plans’ trustee(s) or other intermediary will vote on your behalf, and in accordance with your directions, except as noted below, you will not be able to vote during the 2022 Annual Meeting and must vote by following deadlines:

•	Votes of shares held in an ESOP account must be made by 11:59 p.m. (Eastern Time) on June 7, 2022.

•	Votes of shares held in a APi Group 401(k) & Profit Sharing Plan or APi Group Safe Harbor 401(k) & Profit Sharing Plan account must be made by 11:59 p.m. (Eastern Time) on June 9, 2022.

•

Votes of shares held in a Vipond Inc. Employees’ Profit Sharing Plan account must be made by 11:59 p.m. (Eastern Time) on June 14, 2022 in order to vote prior to the 2022 Annual Meeting, or you may vote during the meeting. See “How can I attend the 2022 Annual Meeting” below for information on how to attend the meeting as a stockholder to vote your shares during the meeting.

Q:	How can I attend the 2022 Annual Meeting?

A:	The 2022 Annual Meeting will be held in a virtual-only format via live webcast. No physical meeting will be held.

To access the 2022 Annual Meeting, please visit www.virtualshareholdermeeting.com/APG2022. You may begin logging into the 2022 Annual Meeting on the day of the meeting at 9:15 a.m., Eastern Time, 15 minutes in advance of the start of the meeting. We encourage you to access the meeting prior to the start time and allow ample time for the check-in procedures.

You may log in using one of two options: (1) join as a guest or (2) join as a stockholder. To join as a guest, you will need to enter the information requested on the screen to register as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit questions during the meeting.

If you were a registered holder or a beneficial owner as of the Record Date, you may join the 2022 Annual Meeting as a stockholder by entering the 16-digit control number found on the proxy card, voting instruction form or other notice previously received in connection with the 2022 Annual Meeting. If you are a beneficial owner as of the Record Date and you do not have a 16-digit control number, you should contact your bank, broker or other nominee (preferably at least 5 days before the meeting) and obtain a “legal proxy” in order to be able to attend and participate in the meeting. You must join the meeting as a stockholder to vote your shares or submit questions during the meeting.

If you were a participant in an employee benefit plan and you have a control number, you may join the 2022 Annual Meeting as a stockholder using that control number. Otherwise, you may join the meeting as a guest.

Q:	What if I need technical assistance accessing the virtual-only meeting?

A:

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Beginning 15 minutes prior to the meeting start, technicians will be available to assist you with any technical difficulties you may have accessing the virtual meeting webcast. If you encounter any difficulties accessing the webcast, please call the technical support number that will be posted on the annual meeting website log-in page (www.virtualshareholdermeeting.com/APG2022).

Q:	How do I ask questions at the 2022 Annual Meeting?

A:

Stockholders will have the ability to submit questions during the 2022 Annual Meeting via the meeting website at www.virtualshareholdermeeting.com/APG2022 by following the instructions available on the meeting page. Questions relevant to 2022 Annual Meeting matters will be answered during the meeting, subject to time constraints. To ensure that as many stockholders as possible are able to ask questions during the 2022 Annual Meeting, each stockholder will be permitted no more than two questions. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together. If you join the meeting as a guest, you will not be able to ask questions.

Responses to questions relevant to 2022 Annual Meeting matters that are not answered during the meeting will be posted on the Company’s Investor Relations webpage.

Q:	How do I obtain electronic access to the proxy materials?

A:	This Proxy Statement and our Annual Report are available to stockholders free of charge at http://materials.proxyvote.com/00187Y.

If you are a beneficial owner or a participant in an employee benefit plan, you may be able to elect to receive future annual reports or proxy statements by email. For information regarding electronic delivery of proxy materials for shares held in “street name” or in an employee benefit plan, you should contact your broker or other nominee.

Q:	What constitutes a quorum, and why is a quorum required?

A:

State law requires that we have a quorum of stockholders present in person or by proxy for all items of business to be voted at the 2022 Annual Meeting. The presence at the 2022 Annual Meeting, in person or by proxy, of the holders of a majority in voting power of the shares of Common Stock, Series A Preferred Stock and Series B Preferred Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting us to conduct the business of the 2022 Annual Meeting. Proxies received but marked as abstentions, if any, and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the 2022 Annual Meeting for quorum purposes. If we do not have a quorum, then the person presiding over the 2022 Annual Meeting or the stockholders present at the 2022 Annual Meeting may, by a majority in voting power thereof, adjourn the meeting from time to time, as authorized by our bylaws, until a quorum is present.

Q:	What am I voting on?

A:	Those entitled to vote are asked to vote on the following three proposals. Our Board’s recommendation for each of these proposals is set forth below:

Proposal	Board Recommendation
1. To elect ten directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders	FOR
2. To approve, on an advisory basis, the compensation of our named executive officers	FOR
3. To ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2022 fiscal year	FOR

We will also consider other proposals that properly come before the 2022 Annual Meeting in accordance with our bylaws.

Q:	Is my vote confidential?

A:

Yes. We encourage stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. We have designated Broadridge Financial Solutions, Inc. as inspector to receive and tabulate stockholder votes. Your vote on any particular proposal will be kept confidential and will not be disclosed to us or any of our officers or employees except (1) where disclosure is required by applicable law, (2) where disclosure of your vote is expressly requested by you or (3) where we conclude in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. Aggregate vote totals will be disclosed to us from time to time and publicly announced following the 2022 Annual Meeting.

Q:	What happens if additional matters are presented at the 2022 Annual Meeting?

A:

Our bylaws provide that items of business may be brought before the 2022 Annual Meeting only (1) pursuant to the Notice of 2022 Annual Meeting (or any supplement thereto) included in this Proxy Statement, (2) by or at the direction of the Board of Directors, or (3) by a stockholder of the Company who was a stockholder at the time proper notice of such business is delivered to our Corporate Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in our bylaws. Other than the three items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the 2022 Annual Meeting as of the date of this Proxy Statement. If you grant a proxy, the persons named as proxy holders, Russell A. Becker, Kevin S. Krumm and Andrea M. Fike, will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2022 Annual Meeting in accordance with Delaware law and our bylaws.

Q:	How many votes are needed to approve each proposal?

A:	The table below sets forth, for each proposal described in this Proxy Statement, the vote required for approval of the proposal, assuming a quorum is present:

Proposal	Vote Required
1. To elect ten directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders	The majority of votes cast
2. To approve, on an advisory basis, the compensation of our named executive officers	The majority of votes cast
3. To ratify the appointment of KPMG as our independent registered public accounting firm for the 2022 fiscal year	The majority of votes cast

Q:	What if I am a registered holder and I return my proxy without making any selections?

A:

If you are a registered holder and sign and return your proxy card without making any selections, your shares will be voted “FOR” all director nominees and “FOR” proposals 2 and 3. If other matters properly come before the 2022 Annual Meeting, Russell A. Becker, Kevin S. Krumm and Andrea M. Fike will have the authority to vote on those matters for you at their discretion. As of the date of this Proxy Statement, we are not aware of any matters that will come before the 2022 Annual Meeting other than those disclosed in this Proxy Statement.

Q:	What if I am a beneficial owner and I do not give the broker or other nominee voting instructions?

A:

If you are a beneficial owner and your shares are held in the name of a broker or other nominee, such nominee is bound by the rules of the New York Stock Exchange (the “NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain “routine” matters. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received voting instructions from the beneficial owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the 2022 Annual Meeting for purposes of determining the presence of a quorum but are not considered a vote cast.

The table below sets forth, for each proposal described in this Proxy Statement, whether a broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such broker non-vote on the approval of the applicable proposal:

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote
1. To elect ten directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders	No	None
2. To approve, on an advisory basis, the compensation of our named executive officers	No	None
3. To ratify the appointment of KPMG as our independent registered public accounting firm for the 2022 fiscal year	Yes	Not Applicable

Q:	What if I am a participant in an employee benefit plan and I do not give the nominee voting instructions?

A:

If you are a participant in an employee benefit plan and you do not provide voting instructions (or your instructions are incomplete or unclear) as to one or more of the matters to be voted on, the unvoted shares in your account will be treated as follows:

•

The ESOP. The ESOP’s trustee will vote shares in your account with respect to each applicable proposal in the same proportion for which the trustee received timely, complete and clear voting instructions.

•

The APi Group 401(k) & Profit Sharing Plan and APi Group Safe Harbor 401(k) & Profit Sharing Plan. The trustee will vote shares in your account with respect to each applicable proposal in the same proportion for which the trustee received timely, complete and clear voting instructions.

•

The Vipond Inc. Employees’ Profit Sharing Plan. The intermediary will vote only those shares for which it received timely, complete and clear voting instructions. The intermediary will not vote unvoted shares in your account.

Q:	What if I abstain on a proposal?

A:

If you sign and return your proxy card marked “Abstain” on any proposal, your shares will not be voted on that proposal. Marking “Abstain” with respect to any of the proposals described in this Proxy Statement will not have any impact on the approval of the applicable proposal.

Q:	Can I change my vote or revoke my proxy after I have delivered my proxy card?

A:	Yes.

If you are a registered holder, you may change your vote or revoke your proxy by (1) voting in person at the 2022 Annual Meeting, (2) delivering to the Corporate Secretary (at the address indicated below) a revocation of proxy or (3) executing a new proxy bearing a later date.

Corporate Secretary

APi Group Corporation

1100 Old Highway 8 NW

New Brighton, MN 55112

United States

If you are a beneficial owner, you must follow the instructions provided by your broker or other nominee to change your vote or revoke your proxy.

If you are a participant in an employee benefit plan, you may change your vote or revoke your proxy by executing a new proxy bearing a later date, prior to the voting cutoff date for the applicable plan.

Q:	If I am a registered holder or a beneficial owner and I plan to attend the 2022 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2022 Annual Meeting.

If you vote in advance and also attend the 2022 Annual Meeting, you do not need to vote again at the 2022 Annual Meeting unless you want to change your vote. Please see the information above under “How do I vote?” for information on how to vote.

Q:	Am I entitled to dissenter’s rights?

A:	No. Delaware General Corporation Law does not provide for dissenter’s rights in connection with the matters being voted on at the 2022 Annual Meeting.

Q:	Where can I find voting results of the 2022 Annual Meeting?

A:

We will announce the voting results for the proposals at the 2022 Annual Meeting and publish final detailed voting results in a Form 8-K filed with the Securities and Exchange Commission (the “SEC”) within four business days after the 2022 Annual Meeting.

Q:	Who should I call with other questions?

A:	If you have any questions about this Proxy Statement or the 2022 Annual Meeting, or need assistance voting your shares, please contact our proxy solicitor, Georgeson LLC at 866-482-5136.

PROXY SUMMARY

Annual Meeting

Date:	June 15, 2022

Time:	9:30 a.m. (Eastern Time)

Location:	Virtual-only at www.virtualshareholdermeeting.com/APG2022

Record	Date: April 18, 2022

Voting Matters and Board Recommendations

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each Director Nominee	13
No. 2	Advisory Vote on Executive Compensation	FOR	50
No. 3	Ratification of KPMG as Independent Auditor	FOR	51

Overview and 2021 Financial Highlights

We are a global, market-leading business services provider of safety and specialty services in over 500 locations in approximately 20 countries. We provide statutorily mandated and other contracted services to a strong base of long-standing customers across industries. We have a winning leadership culture driven by entrepreneurial business leaders to deliver innovative solutions for our customers.

We believe that our core strategies of driving organic growth and growth through accretive acquisitions, promoting sharing of best practices across all of our businesses, and leveraging our scale and services offerings place us in the position to capitalize on opportunities and trends in the industries we serve, grow our businesses and advance our position in each of our markets. We believe that our revenue diversification across customers, end markets, geographies and projects, combined with our go-to market strategy of selling inspection and installation work first, regional approach to operating our businesses, specialty operations in niche markets, strong commitment to leadership development, long-standing customers with a robust reputation in the industries we serve, and strong safety track record differentiates us from our competitors.

A summary of the 2021 Financial Highlights are as follows:

•

Reported net revenues increased by 9.8% or $353 million to $3.9 billion compared to $3.6 billion in the prior year period, primarily driven by general market recoveries in our Safety and Specialty Services segments, revenue from acquisitions completed in the prior twelve months in Safety Services and an increase in inspection and service revenue across all of our segments, partially offset by the divestiture of two businesses in the former Industrial Services segment and the delay and suspension of certain projects in that segment.

•

Reported gross margin was 23.8%, representing a 276 basis point increase compared to prior year period reported gross margin of 21.1%, driven by a decrease in amortization expense, growth in the higher margin Safety Services segment and an improved mix of inspection and service revenue, partially offset by supply chain disruptions and inflation causing downward pressure on margins.

•

Net income (loss) for the year ended December 31, 2021 was $47 million of income compared to a net loss of ($153) million for the year ended December 31, 2020, an improvement of $200 million. Net income (loss) as a percentage of net revenues for the year ended December 31, 2021 was 1.2% compared to (4.3%) for the year ended December 31, 2020. The change was principally from an impairment charge that occurred in 2020 related to goodwill of $197 million that did not recur in 2021, an increase in inspection and service revenue, and an improved gross margin. These improvements were partially offset by lower investment income and other, net due to a $11 million decrease in income from joint ventures and a decline in income from COVID-19 relief programs of $6 million.

Board and Governance Highlights

Board of Directors(1)
Name	Director Since	Independent	Committee Memberships
Sir Martin E. Franklin	2017
James E. Lillie	2017	✓
Ian G.H. Ashken	2019	✓	Audit (Chair) & Nominating and Corporate Governance
Russell A. Becker	2019
David S. Blitzer	2021	✓
Paula D. Loop	2022	✓
Anthony E. Malkin	2019	✓	Compensation
Thomas V. Milroy	2017	Lead Independent Director	Audit & Compensation (Chair)
Cyrus D. Walker	2019	✓	Nominating and Corporate Governance
Carrie A. Wheeler	2019	✓	Audit & Compensation

(1)

Due to the passing of Lord Paul Myners in January 2022, our Nominating and Corporate Governance Committee will have two members until our Board undergoes its annual review of Committee memberships and, as needed, refreshment following the 2022 Annual Meeting.

We are committed to principles of effective corporate governance and to high ethical standards, as well as compliance with all applicable governance standards of the SEC and NYSE. Highlights of the framework we have established for governance are outlined here, and further described below.

Annual Election of Directors	Our Board is non-classified, and directors stand for election annually

Independence and Qualification of Committee Members

The Audit, Compensation and Nominating and Corporate Governance Committees of the Board are comprised of all Independent Directors

All directors on committees meet the applicable qualification requirements of the SEC and NYSE

Independent Lead Director	We have a lead independent director with duties that include leading the Board’s meetings in executive session, with neither employee directors nor management in attendance

Leadership Structure	The offices of the Chief Executive Officer and Co-Chair of the Board are separated

Risk Oversight

The Board is responsible for the oversight of risk, including overseeing the assessment of risk and the appropriate balance of risk mitigation and the appropriate taking of risk

These risk assessment and balancing tasks are also the responsibility of the Board’s committees and the Company’s management team

Open Communication

We encourage communication and solid working relationships among our Co-Chairs of the Board, the Lead Independent Director, Directors, and the Chief Executive Officer

Our directors have access to the management team and employees

Board and Committee Evaluations	We engage in an annual review of both our Board and its Committees, led by the Chair of the Nominating and Corporate Governance Committee

Stockholder Voice	Stockholders and other interested parties can contact our Directors individually or as a group through written communication Directors are elected by majority vote in uncontested elections

Board Diversity

Our Board believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions. Currently, our Board is 20% female and 10% BIPOC (black/indigenous/people of color), and 80% of our Board is independent.

Diversity, Equity and Inclusion (DEI) Initiatives

We believe our success in attracting and retaining qualified employees will be based on the quality of our training, leadership development and opportunities for advancement. We are making significant investments in diversity, equity and inclusion (“DEI”) initiatives. We have created a senior DEI role to strengthen our commitment to these initiatives and support cultural awareness and fluency through various initiatives. We have also adopted the Intercultural Development Inventory (“IDI”) Assessment, a cross-culturally assessment of intercultural competence. The IDI® Assessment provides key insights into how one makes sense of cultural differences and is an effective tool for increasing skill in navigating cultural differences. The use of the IDI as a cultural awareness resource has provided a common language to discuss DEI. Our leaders have used these insights to inform their business strategies for human capital management, including DEI objectives. Through the end of February 2022, 235 of our employees have taken the IDI, including approximately 100% of our executive, corporate and segment leadership and 80% of our operating company leadership.

Executive Compensation Highlights

Our Compensation Committee has developed an executive compensation program consistent with its compensation philosophy and market and peer-based practices. Fundamentally, our program is designed to ensure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to contribute to the achievement of the Company’s short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value. The following briefly describes our compensation program, which is fully outlined below in “Compensation Discussion and Analysis.”

Policies that Promote Sustainable Stockholder Value Creation

•

Our executive compensation program places a majority of executive officer compensation “at risk” by linking both short- and long-term incentive structures either totally or predominantly to the Company’s short and long-term strategic goals. CEO compensation, at target payout levels, is a mix of base salary (17%), short-term incentives (17%) and long-term incentives (66%)—providing payout opportunities over several time horizons to encourage a balanced approach to accomplishment of short- and long-term objectives. Other executive officers also have a mix of short- and long-term opportunities.

•

Our long-term incentive program uses three-year vesting periods for equity awards, with performance stock units representing 80% of the total target award amount, assuming performance and vesting at target levels.

•	We use several distinct performance metrics tied to our financial and strategic objectives in our short-and long-term incentive plans.

•	We incorporate a relatively small time-based component in our long term grants to foster retention and guard against excessive risk taking.

•	We believe this balanced performance and time-based approach creates a focus on overall, sustainable performance and value creation.

Focus on Risk Management

•	Our equity incentive plan incorporates a “clawback” policy with broad application to discourage aggressive risk-taking.

•	Our policies include anti-hedging provisions and prohibit short sales.

Rigor in Goal Setting

•

Performance goals that determine executive officer compensation are established by the Compensation Committee taking into account historical performance, current objectives and strategic initiatives, and macroeconomic conditions. Performance goals will be calibrated to incentivize solid growth and value creation.

•	For 2021, all performance goals were metric driven, although the Compensation Committee may use individual or other non-financial goals in the future to foster the achievement of strategic objectives.

PROPOSAL 1—ELECTION OF DIRECTORS

Under our bylaws, directors are elected for a one-year term expiring at the next annual meeting of stockholders. Upon the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors has nominated Sir Martin E. Franklin, James E. Lillie, Ian G.H. Ashken, Russell A. Becker, David S. Blitzer, Paula D. Loop, Anthony E. Malkin, Thomas V. Milroy, Cyrus D. Walker and Carrie A. Wheeler for election or re-election, each for a one-year term that will expire at the 2023 Annual Meeting of Stockholders. Each of our directors consented to serve if elected.

Mr. Blitzer was nominated by the holders of our Series B Preferred Stock affiliated with Blackstone Inc. pursuant to such holders’ nomination right pursuant to the applicable stock purchase agreement for the Series B Preferred Stock, and was elected to the Board of Directors effective January 3, 2022 to serve as a director until the next election of directors at the 2022 Annual Meeting, or until his successor is duly elected and qualified. Ms. Loop was elected to the Board of Directors effective March 28, 2022 to fill the vacancy that resulted following the passing of former director Lord Paul Myners in January 2022, to serve as a director until the next election of directors at the 2022 Annual Meeting, or until her successor is duly elected and qualified. We are grateful to Lord Myners for his services to the Company.

Our bylaws provide that directors are elected by a majority of the votes cast with respect to the nominee for election to the Board of Directors at any meeting of stockholders at which directors are to be elected and a quorum is present, except in the case of a contested election. As set forth in our bylaws, “a majority of the votes cast” means that the number of shares voted “for” a nominee for election to the Board of Directors exceeds the votes cast “against” such nominee and shall not include abstentions. In the event of a contested election, in accordance with our bylaws, directors are elected by a plurality of the votes cast.

We believe that each of our directors possesses the experience, skills and qualities to fully perform his or her duties as a director and contribute to our success. Our directors were nominated because we believe each is of high ethical character, highly accomplished in his or her field with superior credentials and recognition, has a reputation, both personal and professional, that is consistent with our image and reputation, has the ability to exercise sound business judgment, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our directors as a group complement each other and each of their respective experiences, skills and qualities so that collectively the Board operates in an effective, collegial and responsive manner. Each director’s principal occupation and other pertinent information about particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director, appears on the following pages.

Sir Martin E. Franklin Director Since 2017 Co-Chair Since 2019 Age: 57 Other Public Co. Boards: • Nomad Foods Limited • Element Solutions Inc	Sir Martin E. Franklin has served as a director of APi Group Corporation since September 2017 and has served as Co-Chair since October 2019. Sir Martin is the founder and Chief Executive Officer of Mariposa Capital, LLC and Chairman and controlling shareholder of Royal Oak Enterprises, LLC, a manufacturer of charcoal and grilling products, since July 2016. Sir Martin is also founder and Executive Chairman of Element Solutions Inc, a specialty chemicals company, and has served as a director since its inception in April 2013, and co-founder and co-chairman of Nomad Foods Limited, a leading European frozen food company, and has served as a director since its inception in April 2014. Sir Martin was the founder and Chairman of Jarden Corporation (“Jarden”), a broad-based consumer products company, from 2001 until April 2016 when Jarden merged with Newell Brands Inc. (“Newell”). Sir Martin became Chairman and Chief Executive Officer of Jarden in 2001 and served as Chairman and Chief Executive Officer until 2011, at which time he began service as Executive Chairman. Prior to founding Jarden in 2001, between 1992 and 2000,

Sir Martin served as the Chairman and/or Chief Executive Officer of three public companies: Benson Eyecare Corporation, an optical products and services company; Lumen Technologies, Inc., a holding company that designed, manufactured and marketed lighting products; and Bollé Inc., a holding company that designed, manufactured and marketed sunglasses, goggles and helmets worldwide. In the last five years, Sir Martin also served as a director of the following public companies: Restaurant Brands International Inc. and Newell.

Qualifications: We believe Sir Martin’s qualifications to serve on our Board of Directors include his executive leadership experience, experience as a member of other corporate boards and his knowledge of public companies.

James E. Lillie Director Since 2017 Co-Chair Since 2019 Age: 60 Other Public Co. Boards: • Nomad Foods Limited

James E. Lillie has served as a director of APi Group Corporation since September 2017 and has served as Co-Chair since October 2019. Mr. Lillie served as Jarden’s Chief Executive Officer from June 2011 until the consummation of Jarden’s business combination with Newell in April 2016. Mr. Lillie joined Jarden in 2003 as Chief Operating Officer and was named President in 2004 and Chief Executive Officer in June 2011. From 2000 to 2003, Mr. Lillie served as Executive Vice President of Operations at Moore Corporation, Limited. From 1999 to 2000, he served as Executive Vice President of Operations at Walter Industries, Inc., a Kohlberg, Kravis, Roberts & Company (“KKR”) portfolio company. From 1990 to 1999, Mr. Lillie held a succession of senior level management positions across a variety of disciplines including human resources, manufacturing, finance and operations at World Color, Inc., another KKR portfolio company. Since June 2015, Mr. Lillie has served on the board of directors of Nomad Foods Limited and served on the board of directors of Tiffany & Co. from February 2017 until January 2021.

Qualifications: We believe Mr. Lillie’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Ian G.H. Ashken Director Since 2019 Age: 61 Committees: • Audit (Chair) • Nominating and Corporate Governance Other Public Co. Boards: • Nomad Foods Limited • Element Solutions Inc

Ian G.H. Ashken has served as a director of APi Group Corporation since October 2019. Mr. Ashken was the co-founder of Jarden and served as its Vice Chairman and President until the consummation of Jarden’s business combination with Newell in April 2016. Mr. Ashken was appointed to the Jarden board in June 2001 and served as Vice Chairman, Chief Financial Officer and Secretary from September 2001. Mr. Ashken was Secretary of Jarden until February 2007 and Chief Financial Officer until June 2014. Prior to Jarden, Mr. Ashken served as the Vice Chairman and/or Chief Financial Officer of three public companies: Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. Mr. Ashken also serves as a director of Element Solutions Inc and Nomad Foods Limited and is a director or trustee of a number of private companies. During the last five years, Mr. Ashken also previously served as a director of Newell.

Qualifications: We believe Mr. Ashken’s qualifications to serve on our Board of Directors include his executive experience, service on other corporate boards and his knowledge of public companies.

Russell A. Becker (Chief Executive Officer) Director Since 2019 Age: 56 Other Public Co. Boards: • None

Russell A. Becker has served as a director of APi Group Corporation since October 2019. Mr. Becker joined APi Group, Inc. in 2002 as its President and Chief Operating Officer and became its Chief Executive Officer in 2004. Prior to leading APi Group, Inc., Mr. Becker served in a variety of roles at The Jamar Company, a subsidiary of APi Group, Inc., including as a Manager of Construction from 1995 to 1997 and as President from 1998 until he joined APi Group, Inc. in 2002. Mr. Becker served as a project manager for Ryan Companies from 1993 to 1995 and as a field engineer with Cherne Contracting from 1991 to 1993. Since July 2017, Mr. Becker has served on the board of directors of Liberty Diversified Industries and since January 2019 has served on the board of directors for Marvin Companies, each a private company. Mr. Becker also serves on the advisory board for the Construction Management Program at Michigan Technical University.

Qualifications: We believe Mr. Becker’s qualifications to serve on our Board of Directors include his extensive knowledge of APi Group, Inc. and his years of executive leadership at APi Group, Inc.

David S. Blitzer Director Since 2022 Age: 52 Committees: • None Other Public Co. Boards: • None

David S. Blitzer has served as a director of APi Group Corporation since January 2022. Mr. Blitzer joined Blackstone in 1991 and is currently Blackstone’s Global Head of Tactical Opportunities group (Tac Opps), an opportunistic investment business which invests globally across asset classes and industries. Mr. Blitzer is a member of Blackstone’s Management Committee and is also involved in the Tac Opps Investment Committee. Prior to launching Tac Opps, Mr. Blitzer had been involved in the execution of Blackstone investments across a variety of asset classes, including establishing and leading Blackstone’s European private equity business. Mr. Blitzer is also Co-Managing Partner and Co-Chairman of Harris Blitzer Sports & Entertainment, which includes in its portfolio the Philadelphia 76ers, the New Jersey Devils, leading venue Prudential Center in Newark, N.J., the GRAMMY Museum Experience Prudential Center, the Delaware Blue Coats, the Binghamton Devils, the Sixers Innovation Lab Crafted by Kimball, renowned esports franchise Dignitas and NBA 2K League Team, 76ers Gaming Club (GC). Additionally, he is a General Partner of the Crystal Palace Football Club.

Qualifications: We believe Mr. Blitzer qualifications to serve on our Board of Directors include his extensive experience in investment management and banking, his executive and leadership experience, and service on other corporate boards. Mr. Blitzer was nominated by the holders of our Series B Preferred Stock affiliated with Blackstone Inc. pursuant to such holders’ nomination right pursuant to the applicable stock purchase agreement for the Series B Preferred Stock.

Paula D. Loop Director Since 2022 Age: 60 Committees: • Audit Other Public Co. Boards: • Fastly, Inc.	Paula D. Loop has served as a director of APi Group Corporation since March 2022. Ms. Loop retired as an Assurance Partner at PricewaterhouseCoopers (“PwC”) in June 2021 after 38 years with PwC. At PwC she was the leader of PwC’s Governance Insights Center and served on the Board of Partners from 2017 to 2021. She was also previously the New York Metro Regional Assurance Leader leading one of PwC’s largest Assurance practices. Ms. Loop has significant experience working with boards and audit committees across multiple markets and industry sectors on governance, accounting and SEC reporting matters. She serves as a director of Robinhood Markets, a

• Robinhood Markets, Inc.

financial services company, since June 2021 and as a director of Fastly Inc., an edge cloud computing company, since July 2021. Ms. Loop holds a bachelor’s degree in business administration from the University of California at Berkeley.

Qualifications: We believe Ms. Loop’s qualifications to serve on our Board of Directors include her public company experience specifically working with boards, audit committees and SEC reporting, and her service on other public company boards.

Anthony E. Malkin Director Since 2019 Age: 59 Committees: • Compensation Other Public Co. Boards: • Empire State Realty Trust, Inc.

Anthony E. Malkin has served as a director of APi Group Corporation since October 2019. Since October 2013, Mr. Malkin has served as Chairman and Chief Executive Officer of Empire State Realty Trust, Inc. (“ESRT”), a real estate investment trust. Mr. Malkin joined ESRT’s predecessor entities in 1989. Mr. Malkin has been a leader in existing building energy efficiency retrofits through coordinating the team of Clinton Climate Initiative, Johnson Controls, JLL and Rocky Mountain Institute in a groundbreaking project at the Empire State Building. Mr. Malkin led the development of standards for energy efficient office tenant installations, now known as the Tenant Energy Optimization Program, at the Urban Land Institute. Mr. Malkin also serves as a member of the Real Estate Roundtable and Chair of its Sustainability Policy Advisory Committee, the Climate Mobilization Advisory Board of the New York City Department of Buildings, Urban Land Institute, the Board of Governors of the Real Estate Board of New York, the Partnership for New York City’s Innovation Council and the Building Committee of the Metropolitan Museum of Art.

Qualifications: We believe Mr. Malkin’s qualifications to serve on our Board of Directors include his real estate investment experience, service on other corporate boards and his knowledge of public companies.

Thomas V. Milroy (Lead Independent Director) Director Since 2017 Age: 66 Committees: • Compensation (Chair) • Nominating and Corporate Governance Other Public Co. Boards: • Interfor Corporation

Thomas V. Milroy has served as a director of APi Group Corporation since September 2017. Mr. Milroy worked for BMO Capital Markets (“BMOCM”) from 1993 to January 2015. From March 2008 to October 2014, Mr. Milroy served as Chief Executive Officer of BMOCM and acted as senior advisor to the Chief Executive Officer of BMO Financial Group from November 2014 until his retirement in January 2015. During his tenure as CEO at BMOCM, he was responsible for all of BMO’s business involving corporate, institutional and government clients globally. Mr. Milroy also serves as a director of Interfor Corporation, a large lumber producer, and Generation Capital Limited, a private investment company. Mr. Milroy is a member of the Law Society of Ontario. Previously, Mr. Milroy served as a director of Tim Hortons Inc. from August 2013 to December 2014 and Restaurant Brands International Inc. from December 2014 to June 2018.

Qualifications: We believe Mr. Milroy’s qualifications to serve on our Board of Directors include his experience as past Chief Executive Officer of a large financial services company, service on other corporate boards and his knowledge of finance, investment and corporate banking, mergers and acquisitions, risk assessment and business development.

Cyrus D. Walker Director Since 2019 Age: 54	Cyrus D. Walker has served as a director of APi Group Corporation since October 2019. Since February 2022, Mr. Walker is a principal at Discovery Land Company, a U.S.-based real estate developer and operator of private communities and resorts. Since January 2022,

Committees: • Nominating and Corporate Governance (Chair) Other Public Co. Boards: • Houlihan Lokey, Inc. • Arbor Rapha Capital Bioholdings Corp. I

Mr. Walker is also an operating partner at Vistria Group, a private equity investment firm. From April 2018 to March 2022, Mr. Walker served as the founder and Chief Executive Officer of The Dibble Group, an insurance brokerage and consulting firm. From January 2000, Mr. Walker has served in several roles at Nemco Group, LLC, an insurance brokerage and consulting firm, including serving as its Co-Chief Executive Officer until April 2012, when it was acquired by a subsidiary of NFP Corp., a multi-national insurance brokerage and consulting business. Mr. Walker also founded and served as Chief Executive Officer of OSI Benefits, an insurance brokerage consulting firm and division of Opportunity Systems, Inc., from 1995 to January 2000. Mr. Walker has served as a director of Houlihan Lokey, Inc. since November 2020 and as a director of Arbor Rapha Capital Bioholdings Corp. I, a blank check company, since March 2021. Mr. Walker also serves on the board of directors of privately held jewelry company, Kendra Scott, since May 2021.

Qualifications: We believe Mr. Walker’s qualifications to serve on our Board of Directors include his executive experience and service on other corporate boards.

Carrie A. Wheeler Director Since 2019 Age: 50 Committees: • Audit • Compensation Other Public Co. Boards: • Dollar Tree, Inc.

Carrie A. Wheeler has served as a director of APi Group Corporation since October 2019. Since September 2020 Ms. Wheeler has served as Chief Financial Officer of Opendoor, a technology firm for residential real estate. From 1996 to December 2017, Ms. Wheeler was with TPG Global, a global private equity firm, including as a Partner and Head of Consumer and Retail Investing. Ms. Wheeler currently serves on the board of directors and audit committee of Dollar Tree (since March 2019) and served on the board of directors of Opendoor (from September 2019 to September 2020). In addition, Ms. Wheeler has previously served on a number of other corporate boards.

Qualifications: We believe Ms. Wheeler’s qualifications to serve on our Board of Directors include her extensive experience in business assessment, mergers and acquisitions, financing and guiding public market transactions, her current experience as a Chief Financial Officer of a public company, and her substantial experience serving on other corporate boards, including her previous service on other companies’ audit committees.

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

CORPORATE GOVERNANCE

Meetings

During 2021, the Board of Directors held a total of 8 meetings. Each incumbent director attended at least seventy five percent (75%) of the aggregate of (i) the total number of meetings of the Board during the period for which he or she was a director and (ii) the total number of meetings of all Board committees (the “Committees”) on which he or she served during the period for which he or she was a director, with the exception of Lord Myners due to illness. Three directors attended the 2021 annual meeting of stockholders. It is the policy of the Board of Directors to encourage its members to attend our annual meeting of stockholders.

During 2021, our Board generally held executive sessions, or meetings of non-employee directors without management present, as part of regularly scheduled Board, Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee meetings. Thomas V. Milroy serves as lead independent director and he presides over executive sessions of the Board. Messrs. Ashken, Milroy and Lord Myners generally presided over the executive sessions of the Audit, Compensation and Nominating and Corporate Governance committees, respectively.

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our Company. Our Board has adopted Corporate Governance Guidelines (the “Governance Guidelines”), which set forth our governance principles and policies relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	mandatory retirement age for independent directors at 75;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board.

Our Governance Guidelines are available in the Investor Relations section of our website at www.apigroupcorp.com.

Board Leadership Structure

The Board has not adopted a formal policy regarding the need to separate or combine the offices of Chief Executive Officer (“CEO”) and Chair of the Board and instead the Board remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Currently, we separate the positions of our CEO and Co-Chairs of the Board. The CEO is responsible for the day-to-day leadership and performance of the Company, while the Co-Chairs of the Board provide strategic guidance to the CEO and set the agenda for and preside over the Board meetings. We believe that the current separation provides a more effective monitoring and objective evaluation of the CEO’s performance. The separation also allows the Co-Chairs of the Board to strengthen the Board’s independent oversight of our performance and governance standards.

Director Independence

Our Common Stock is listed on the NYSE. As such, the composition of the Board and its Committees are subject to the independence requirements set forth under the NYSE corporate governance listing standards as well as the Governance Guidelines which have been adopted by the Board. Under the NYSE governance standards, a director qualifies as independent if the Board affirmatively determines that the director has no material relationship with us. While the focus of the inquiry is independence from management, the Board is required to broadly consider all relevant facts and circumstances in making an independence determination. In making each of these independence determinations, the Board has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us. Specifically, Mr. Malkin currently serves as an executive officer of a company that has in the past procured services from one or more Company subsidiaries. We reviewed these commercial relationships and found that all transactions between us and the relevant companies were made in the ordinary course of business and negotiated at arms’ length. Furthermore, these commercial relationships were below the threshold set forth in the NYSE governance standards (i.e., two percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that these commercial relationships did not impair Mr. Malkin’s independence.

Based on information provided by each director concerning his or her background, employment, and affiliations, and after considering the transactions described above, the Board has affirmatively determined that each of Messrs. Lillie, Ashken, Blitzer, Milroy, Malkin and Walker and Mses. Loop and Wheeler are “independent” as that term is defined under the applicable rules and regulations of the SEC and the NYSE governance standards. Because Sir Martin controls the entity which receives advisory fees from us, he is not independent under NYSE governance standards. As CEO of the Company, Mr. Becker is also not independent.

Board Committees

Our Board has three standing Committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Copies of the committee charters setting forth the responsibilities of the Committees are available in the Investor Relations section of our website at www.apigroupcorp.com, and such information is also available in print to any stockholder who requests it through our Investor Relations department. The Committees will periodically review their respective charters and recommend any needed revisions to the Board. The following is a summary of the composition of each Committee:

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
Ian G.H. Ashken	X	*			X
Anthony E. Malkin			X
Thomas V. Milroy	X		X	*
Paula D. Loop
Cyrus D. Walker					X
Carrie A. Wheeler	X		X

*	Chair

Audit Committee

Number of Meetings in 2021: Four

Responsibilities. Our Audit Committee operates pursuant to a formal charter that governs the responsibilities of the Audit Committee. Pursuant to the Audit Committee Charter, the Audit Committee is responsible for, among other things:

•	overseeing preparation of our financial statements, the financial reporting process and our compliance with legal and regulatory matters;

•	appointing and overseeing the work of our independent auditor;

•	preapproving all auditing services and permitted non-auditing services to be performed for us by our independent auditor and approving the fees associated with such work;

•	approving the scope of the annual audit;

•	reviewing interim and year-end financial statements;

•	overseeing our internal audit function, reviewing any significant reports to management arising from such internal audit function and reporting to the Board;

•	approving the audit committee report required to be included in our annual proxy statement; and

•	reviewing and pre-approving all related party transactions.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate. Pursuant to the Audit Committee Charter, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant.

Independence and Financial Expertise. The Board has reviewed the background, experience and independence of the Audit Committee members and based on this review, has determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the SEC; and

•	is financially literate, knowledgeable and qualified to review financial statements.

In addition, the Board has determined that each of Mr. Ashken and Mses. Loop and Wheeler qualifies as an “audit committee financial expert” under SEC rules.

Compensation Committee

Number of Meetings in 2021: Three

Responsibilities. Our Compensation Committee operates pursuant to a formal charter that governs the responsibilities of the Compensation Committee. Pursuant to the Compensation Committee Charter, the Compensation Committee is responsible for, among other things:

•	assisting the Board in developing and evaluating potential candidates for executive positions;

•	reviewing and approving corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance and approving the CEO’s compensation based on such evaluation;

•	determining the compensation of other non-CEO executive officers and all equity awards to such executive officers and other employees;

•	reviewing on a periodic basis compensation and benefits paid to directors and recommending such compensation to the Board of Directors for approval;

•

reviewing and approving our equity-based compensation plans and incentive compensation plans, including reviewing and approving the target performance benchmarks, if any, and range of aggregate value of our annual incentive program for senior management; and

•	approving the compensation committee report on executive compensation required to be included in our annual proxy statement.

Independence. The Board has reviewed the background, experience and independence of the Compensation Committee members and based on this review, has determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE governance listing standards;

•	is a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	meets the enhanced independence standards for compensation committee members established by the SEC.

Compensation Committee Interlocks and Insider Participation. None of the members of the Compensation Committee who presently serve or, in the past year, have served on the Compensation Committee has interlocking relationships as defined by the SEC or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related party transactions.

The Compensation Committee has the authority to delegate any of its responsibilities to subcommittees as it may deem appropriate in its sole discretion.

Use of Compensation Consultant

The Compensation Committee has the authority to retain compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion. The Compensation Committee has sole authority to approve related fees and retention terms.

During 2021, the Compensation Committee utilized the services of Willis Tower Watson (“WTW”), a global management consulting firm, which acted as its compensation consultant to assist in reviewing competitive market data and preparing proposals for 2022 executive compensation . The total fees paid to WTW for these services were approximately $39,250.

During 2021, our management also retained separate business units of WTW (Corporate Risk & Broking and Retirement) to provide insurance brokerage services to the Company. The total fees paid to WTW’s separate business units with respect to services provided during 2021 (excluding services provided as compensation consultant as discussed above) were approximately $2.7 million, with the increase over 2020 attributable to services provided in connection with the acquisition of the Chubb fire and security business (the “Chubb Business”) from Carrier Global Corporation, which closed on January 3, 2022. The Compensation Committee was not involved in management’s decision to retain the separate business unit of WTW to provide such services.

The Compensation Committee determined that the work of the separate business unit of WTW on matters other than executive compensation did not raise any conflict of interest with WTW’s services as compensation consultant, taking into account, among other factors, WTW’s policies and procedures relating to the prevention and mitigation of conflicts of interest, the use of separate teams for compensation consulting services and other services provided by WTW and its business units, and determined that WTW is independent.

Nominating and Corporate Governance Committee

Number of Meetings in 2021: Two

Responsibilities. Our Nominating and Corporate Governance Committee operates pursuant to a formal charter that governs the responsibilities of the Nominating and Corporate Governance Committee. Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to our Board;

•	leading the search for individuals qualified to become members of the Board and selecting director nominees to be presented for stockholder approval at our annual meetings;

•	reviewing the Board’s committee structure and recommending to the Board for approval directors to serve as members of each committee;

•	developing and recommending to the Board for approval a set of corporate governance guidelines and generally advising the Board on corporate governance matters;

•	reviewing such corporate governance guidelines on a periodic basis and recommending changes as necessary; and

•	reviewing director nominations submitted by stockholders.

The Nominating and Corporate Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Corporate Governance Committee members or subcommittees.

Independence. The Board has reviewed the background, experience and independence of the Nominating and Corporate Governance Committee members and based on this review, has determined that each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE governance standards and SEC rules and regulations.

Consideration of Director Nominees. The Nominating and Corporate Governance Committee considers possible candidates for nominees for directors from many sources, including stockholders. The Nominating and Corporate Governance Committee evaluates the suitability of potential candidates nominated by stockholders in the same manner as other candidates recommended to the Nominating and Corporate Governance Committee.

In making nominations, the Nominating and Corporate Governance Committee is required to submit candidates who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders. In evaluating nominees, the Nominating and Corporate Governance Committee is required to take into consideration the following attributes, which are desirable for a member of the Board: leadership, independence, interpersonal skills, financial acumen, business experiences, industry knowledge and diversity of viewpoints. In addition, while we do not have a formal, written diversity policy, the Nominating and Corporate Governance Committee will attempt to select candidates who will assist in making the Board a diverse body. As discussed under the heading “Board Diversity” above, we believe that a diverse group of directors brings a broader range of experiences to the Board and generates a greater volume of ideas and perspectives, and therefore, is in a better position to make complex decisions.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics (“Code of Conduct”) that establishes the standards of ethical conduct applicable to all our directors, officers, and employees. In addition, we have adopted a written Code of Ethics for Senior Financial Officers (“Code of Ethics”) applicable to our CEO and senior financial officers. Copies of our Code of Conduct and Code of Ethics are publicly available in the Investor Relations section of our website at www.apigroupcorp.com. Any waiver of our Code of Ethics with respect to our CEO, chief financial officer, controller or persons performing similar functions or waiver of our Code of Conduct with respect to our directors or executive officers may only be authorized by our Board of Directors and will be disclosed on our website as promptly as practicable, as may be required under applicable SEC and NYSE rules.

Certain Relationships and Related Transactions

Since January 1, 2021, we did not enter into any related party transactions other than as set forth below.

Advisory Services Agreement

On October 1, 2019, we entered into an Advisory Services Agreement with Mariposa Capital, LLC, an affiliate of Sir Martin. Under this agreement, Mariposa Capital, LLC agreed to provide certain services, including corporate development and advisory services, advisory services with respect to mergers and acquisitions, investor relations services, strategic planning advisory services, capital expenditure allocation advisory services, strategic treasury advisory services and such other services relating to the Company as may from time to time be mutually agreed. In connection with these services, Mariposa Capital, LLC is entitled to receive an annual fee equal to $4,000,000, payable in quarterly installments. The initial term of this agreement was through October 1, 2020 and has been and will in the future be automatically renewed for successive one-year terms unless either party notifies the other party in writing of its intention not to renew this agreement no later than 90 days prior to the expiration of the term. This agreement may only be terminated by the Company upon a vote of a majority of our directors. In the event that this agreement is terminated by the Company, the effective date of the termination will be six months following the expiration of the initial term or a renewal term, as the case may be.

Registration Rights

Mariposa

The Company has agreed to provide Sir Martin, Messrs. Lillie and Ashken, and the Mariposa Acquisition IV, LLC with certain registration rights that require the Company to provide them with such information and assistance following the acquisition of APi Group, Inc. (the “APi Acquisition”), subject to certain restrictions and customary exceptions, as they may reasonably request to enable it to effect a disposition of all or part of their Common Stock or warrants, including, without limitation, the preparation, qualification and approval of a prospectus in respect of such Common Stock or warrants.

Viking Global Investors

Pursuant to the registration rights agreement dated March 24, 2020 with Viking Global Opportunities Liquid Portfolio Sub-Master LP (“Viking”), the beneficial owner of approximately 14.3% of our outstanding shares of Common Stock (or 15.4% of the total voting power) as of the Record Date, we (i) filed a registration statement on May 12, 2021 (that was declared effective by the SEC on May 21, 2021) to register the resale of Common Stock then held by Viking and (ii) agreed that, if we propose to register any of our Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the public offering of such securities solely for cash (other than in certain excluded registrations), we will register all of the shares that the Viking Opportunities Fund requests to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering).

The registration rights agreement contains customary indemnities. Our obligations under the registration rights agreement will terminate on the earlier of (a) such time as all of the shares that may be registered under the agreement have been sold and (b) such time as all of such shares may be sold, transferred or otherwise disposed of in a single transaction without limitation under Rule 144.

Series B Preferred Stock Purchasers

In connection with the issuance of the Series B Preferred Stock, on January 3, 2022, we entered into registration rights agreements with Juno Lower Holdings L.P. (“Juno”), FD Juno Holdings L.P. (“FD Juno” and, together with Juno, the “Blackstone Purchasers”), Viking Global Equities Master Ltd. (“VGEM”) and Viking Global Equities II LP (“VGE” and, together with VGEM, the “Viking Purchasers”, and together with the Blackstone Purchasers, the “Series B Purchasers”). On January 3, 2022, we filed a registration statement to satisfy our obligations under such registration rights agreements to register the resale of the shares of Common Stock issuable upon conversion of or as dividends on the Series B Preferred Stock.

In addition, pursuant to the registration rights agreements, if we propose to register any shares of Common Stock under the Securities Act in connection with the public offering of such securities solely for cash, we will register all of the shares that the Series B Purchasers request to be included in such registration (subject to customary cutbacks if the underwriters determine that less than all of the shares requested to be registered can be included in such offering). The holders also have the right to request one or more underwritten offerings, so long as the anticipated gross proceeds of such underwritten offering is not less than $25 million (unless such holders are proposing to sell all of their remaining registrable securities), and the holders have the right to request unlimited non-underwritten shelf take-downs. We will not be obligated to effect more than two underwritten offerings for a particular Series B Purchaser during any 12-month period.

The registration rights agreements contain customary indemnities. Our obligations under the registration rights agreements will terminate as to a particular Series B Purchaser when all shares that are registrable under the registration rights agreements are no longer held by such Series B Purchaser.

Commercial Relationships

During 2021, we, through certain of our subsidiaries, provided fire safety and dust mitigation services to Royal Oak Enterprises, LLC (“ROE”), a manufacturer and distributor of charcoal, fire logs and related products, in the ordinary course of business and on arm’s length terms. As consideration for our services, we received aggregate revenue of approximately $8 million from ROE during 2021. Our Co-Chair, Sir Martin E. Franklin, is the chairman and controlling shareholder of ROE.

Policy Concerning Related Party Transactions

The Board of Directors has determined that the Audit Committee is best suited to review and pre-approve transactions with related persons, in accordance with the policy set forth in the Audit Committee Charter. Such review will apply to any material transaction or series of related transactions or any material amendment to any such transaction involving a related person and the Company or any subsidiary of the Company. For purposes of the policy, “related persons” will consist of executive officers, directors, director nominees, any stockholder beneficially owning more than 5% of the issued and outstanding common stock, and immediate family members of any such persons. In reviewing related person transactions, the Audit Committee will take into account all factors that it deems appropriate, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. No member of the Audit Committee will be permitted to participate in any review, consideration or approval of any related person transaction in which the director or any of his or her immediate family members is the related person.

Board Role in Risk Management

The Board is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through Committees of the Board, as disclosed in the descriptions of each of the Committees above and in the charters of each of the Committees, but the full Board has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing our policies and procedures with respect to risk assessment and risk management. The other Committees of the Board consider the risks within their areas of responsibility. The Board satisfies their oversight responsibility through full reports by each Committee chair regarding the Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

Anti-Hedging Policy

Our Insider Trading Policy, which is applicable to all employees (including officers) and directors of the Company, makes clear that no employee or director may engage in hedging transactions or any other forms of monetization transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities granted as compensation, or held directly or indirectly by the employee or director.

Director Compensation

Our non-employee director compensation policy provides for the following compensation for our non-employee directors:

•	Annual Retainer. Each non-employee director is entitled to an annual cash fee of $75,000, payable quarterly.

•	Committee Fees. Members of any of our Committees are entitled to an additional annual cash fee of $5,000. Each of the chairs of our Committees is entitled to an additional $10,000 annual cash fee.

•

Annual Equity Award. Each non-employee director will be granted annually a number of restricted stock units equal to $100,000 at the date of issue. The restricted stock units will vest and settle into shares of Common Stock on the earlier of the one-year anniversary of the date of issuance and the date of the following year’s annual meeting of stockholders.

In addition, all of our directors are entitled to be reimbursed by the Company for reasonable expenses incurred by them in the course of their directors’ duties relating to the Company.

Messrs. Ashken, Lillie, Milroy, Malkin and Walker and Mses. Loop and Wheeler will be paid compensation for their respective services on our Board. Sir Martin will not receive any additional compensation for services as a director in light of his affiliation with Mariposa Capital, LLC, which provides advisory services to the Company in exchange for a fee. In addition, Mr. Becker, who serves as our CEO, is not entitled to receive any additional compensation for his services as a director. Mr. Lillie elected to waive all compensation for his service as a director for 2021 and Mr. Blitzer has elected to waive all compensation for his service as a director for 2022.

The table below sets forth the non-employee director compensation for the year ended December 31, 2021. Mr. Becker, our CEO, is omitted from the table as he does not receive any additional compensation for his services as a director and each of Mr. Blitzer and Ms. Loop are omitted from the table as they were not directors during 2021. For more information on Mr. Becker’s compensation, see “Executive Compensation.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Sir Martin E. Franklin	—	—	—
James E. Lillie	—	—	—
Ian G.H. Ashken	90,000	100,000	190,000
Anthony E. Malkin	80,000	100,000	180,000
Thomas V. Milroy	90,000	100,000	190,000
Lord Paul Myners	85,000	100,000	185,000
Cyrus D. Walker	80,000	100,000	180,000
Carrie A. Wheeler	85,000	100,000	185,000

(1)

Represents the aggregate grant date fair values of restricted stock units granted during 2021, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for 2021, see Note 17 to our historical consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

The following table sets forth the aggregate number of restricted shares of our Common Stock and unexercised stock options to purchase our Common Stock outstanding at December 31, 2021 for each of our non-employee directors:

Name	Aggregate Number of Restricted Stock Units Outstanding at December 31, 2021	Aggregate Number of Unexercised Stock Options Outstanding at December 31, 2021
Sir Martin E. Franklin	—	—
James E. Lillie	—	—
David S. Blitzer	—	—
Ian G.H. Ashken	4,876	—
Anthony E. Malkin	4,876	—
Thomas V. Milroy	4,876	37,500
Lord Paul Myners	4,876	50,000
Cyrus D. Walker	4,876	—
Carrie A. Wheeler	4,876	—

EXECUTIVE OFFICERS

Executive Officers

Set forth below is certain information relating to our current executive officers. Biographical information with respect to Mr. Becker is set forth above under “PROPOSAL 1—ELECTION OF DIRECTORS.”

Name	Age	Title
Russell A. Becker	56	Chief Executive Officer and President
Kevin S. Krumm	47	Executive Vice President and Chief Financial Officer
Andrea M. Fike	61	Senior Vice President, General Counsel and Secretary
Glenn David Jackola	42	Vice President, Controller and Interim Chief Accounting Officer
Kristina M. Morton	47	Senior Vice President and Chief People Officer

Kevin S. Krumm has served as Executive Vice President and Chief Financial Officer of the Company since September 2021. Prior to joining the Company, Mr. Krumm served as Corporate Treasurer and Senior Vice President of Global Business Services for Ecolab, Inc. During his 17-year tenure there, he also held roles leading the Industrial segment finance team, regional finance teams in Europe, the Middle East and Africa, Asia and Latin America and leading international integration efforts for a major acquisition. Mr. Krumm began his career in public accounting working for consulting firms PwC, Arthur Andersen and Deloitte with a heavy emphasis on M&A/corporate finance. Mr. Krumm earned his bachelor’s degree from the University of Northern Iowa and his master’s degree in Business Administration from the University of Chicago Booth School of Business.

Andrea M. Fike has served as Senior Vice President and General Counsel of the Company since January 2020 and as Secretary since March 2020. Most recently, Ms. Fike was Executive Vice President and General Counsel for iMedia Brands, Inc., a digital and television media and retailing company. From April 2017 to June 2019, Ms. Fike headed the iMedia Brands legal department and assumed leadership of several operations functions, including the company’s customer solutions group, after which she was a consultant until she joined the Company. Prior to that, Ms. Fike served as Senior Vice President and General Counsel at Regency Corporation, an educational institution, from 2008 to July 2017. At Regency Corporation, Ms. Fike was responsible for management of the legal and compliance, campus operations and human resources functions. Prior to that, she spent eight years at FICO, an analytics software company, where she was responsible for oversight of the legal department. Prior to that, Ms. Fike spent ten years at a law firm where, as a partner, she focused on financial institutions regulatory law.

Glenn David Jackola has served as Vice President, Controller and Interim Chief Accounting Officer since March 2022 and previously served as the Company’s Vice President, Corporate Planning and Analysis since joining the Company in October 2021. Prior to joining the Company, Mr. Jackola was the Vice President of Finance of James Hardie Building Products where he served as head of finance and led a cross-functional team for a $2 billion business unit until October 2021. Prior to that, Mr. Jackola was Vice President of Finance—Europe for Ecolab and also held other roles of increasing responsibility within Ecolab since joining in July 2008, including leading regional finance teams in Europe and Latin America, in corporate planning and analysis and in other finance roles. He also previously held analyst roles at the Brattle Group, a consulting firm, from 2001 to 2006 prior to earning his Master of Business Administration in Finance from the University of Chicago.

Kristina M. Morton has served as Senior Vice President and Chief People Officer of the Company since February 2022. Prior to joining the Company, Ms. Morton served as Vice President, Human Resources, Supply Chain and Global Operations for General Mills. During her 23-year tenure at General Mills, she also held roles in marketing, sales and supply chain, most recently leading 175 human resources professionals that supported 20,000 employees globally across 45 manufacturing facilities, in the U.S. and Europe. Ms. Morton earned her bachelor’s degree from the University of St. Thomas and her master’s degree from the University of Minnesota.

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion and Analysis provides information regarding our executive compensation philosophy, programs and decisions for 2021 for our named executive officers. For 2021, our named executive officers were:

Russell A. Becker	Chief Executive Officer and President
Kevin S. Krumm	Executive Vice President and Chief Financial Officer(1)
Andrea M. Fike	Senior Vice President, General Counsel and Secretary
Paul W. Grunau	Former Chief Learning Officer(2)
Thomas A. Lydon	Former Executive Vice President and Chief Financial Officer(3)
Andrew J. Cebulla	Former Vice President, Chief Accounting Officer and Controller(4)

(1)	Mr. Krumm joined the Company in September 2021.
(2)	Mr. Grunau transitioned to the new role of President of the APi Group International division effective January 1, 2022.
(3)	Mr. Lydon’s role as Executive Vice President and Chief Financial Officer ended in September 2021.
(4)	Mr. Cebulla joined the Company in January 2021 and his employment ended in March 2022.

Compensation Philosophy and Objectives

Our Compensation Committee’s guiding principle when reviewing and determining executive compensation is to ensure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value by:

•	appropriately rewarding executives for their contributions to our successful performance;

•	providing that a significant portion of each executive’s compensation is “at risk” and tied to overall Company, business unit and individual performance;

•	balancing short- and long-term compensation elements to motivate and reward superior performance without encouraging excessive or unnecessary risk taking; and

•	designing compensation programs that align with the interests of our stockholders.

Overview of 2021 Performance

2021 was a watershed year in the development of the Company. Despite the many macro headwinds we achieved our stated strategic goals amidst ongoing supply chain disruptions, inflationary pressures and COVID-19 impacts.

Our ability to execute was in large part due to the ongoing leadership efforts, focus and discipline of our leaders who have remained focused on supporting our company and our customers.

•

Reported net revenues increased by 9.8% or $353 million to $3.9 billion compared to $3.6 billion in the prior year period, primarily driven by general market recoveries in our Safety and Specialty Services segments, revenue from acquisitions completed in the prior twelve months in Safety Services and an increase in inspection and service revenue across all of our segments, partially offset by the divestiture of two businesses in the former Industrial Services segment and the delay and suspension of certain projects in that segment.

•

Reported gross margin was 23.8%, representing a 276 basis point increase compared to prior year period reported gross margin of 21.1%, driven by a decrease in amortization expense, growth in the higher margin Safety Services segment and an improved mix of inspection and service revenue, partially offset by supply chain disruptions and inflation causing downward pressure on margins.

•

Net income (loss) for the year ended December 31, 2021 was $47 million of income compared to a net loss of ($153) million for the year ended December 31, 2020, an improvement of $200 million. Net income (loss) as a percentage of net revenues for the year ended December 31, 2021 was 1.2% compared to (4.3%) for the year ended December 31, 2020. The change was principally from an impairment charge that occurred in 2020 related to goodwill of $197 million that did not recur in 2021, an increase in inspection and service revenue, and an improved gross margin. These improvements were partially offset by lower investment income and other, net due to a $11 million decrease in income from joint ventures and a decline in income from COVID-19 relief programs of $6 million.

•

Continued success in our ongoing goal of growing the acyclical, recurring service revenue aspects of our portfolio, which we believe helps to build a more protective moat around the business. Service represented approximately 43% of total net revenues in our Safety Services segment, up from approximately 41% of total net revenues in 2020.

•

Within our Safety Services segment, we achieved our goal of growing inspection revenue 10%+. We continue to drive our go-to-market strategy of selling inspection work first which we believe will lead to further service revenue growth and ultimately drive margin expansion.

•

Continued progress with disciplined project and customer selection. We ended the year with a contract loss rate of less than 0.50%, exceeding our goal of 0.70% or less. We will continue to resist lower margin, higher risk activity and work to drive this towards zero.

•

Our rate of incidents recordable under the standards of the U.S. Occupational Safety and Health Administration (“OSHA”) per one hundred employees per year, also known as the OSHA recordable rate, was 1.3 during both 2021 and 2020, considerably less than the most recently published OSHA rate for our industry of 2.5.

•

On July 26, 2021, we signed a definitive agreement to acquire the Chubb Business. With the closing of the acquisition on January 3, 2022, we began 2022 as the world’s leading life safety services provider. The acquisition significantly expands our geographical reach from 200+ locations to 500+ locations and strengthens our protective moat through greater statutorily required, recurring revenue with 50%+ of our revenue now coming from service-related activities.

Compensation Governance Practices

Our executive compensation governance practices are intended to support the needs of the business, drive performance, and ensure management alignment with the short- and long-term interests of our stockholders. Selected key policies embedded in our executive compensation program are set forth below:

What We Do	What We Don’t Do
Pay for performance with a substantial majority of pay dependent on performance, not guaranteed	Maintain single trigger severance provisions upon a change in control in employment agreements

Use multi-year vesting terms for annual executive officer equity awards	Permit liberal share recycling

Balance short and long-term incentives	Reprice equity awards without shareholder approval

Require executive officers to place compensation at risk of “clawback” actions by the Company in appropriate circumstances	Permit hedging or short sales of the Company’s stock

What We Do	What We Don’t Do
Engage an independent compensation consultant	Provide tax gross-ups for change in control payments

Benchmark compensation to peer and market data during compensation decision-making process	Provide dividends (or equivalents) on restricted stock units or performance stock units

Provide excessive perquisites

Executive Compensation Setting Process

Review of the Compensation Committee

Our Board of Directors has adopted a written Compensation Committee Charter that governs the responsibilities of the Compensation Committee. The Compensation Committee is responsible for, among other things:

•

the design, implementation and administration of short- and long-term compensation (including benefits and awards under our 2019 Equity Incentive Plan (the “Equity Incentive Plan”)) for directors, executive officers and other employees;

•	reviewing and approving corporate goals and objectives with respect to compensation for the CEO, evaluating the CEO’s performance and approving the CEO’s compensation based on such evaluation; and

•	determining compensation for non-CEO Company executive officers.

When making compensation decisions, the Compensation Committee analyzes data relating to our Peer Group (as identified below in “Peer Group and Market Benchmarking”) and considers the dynamics of operating in the safety services and specialty services industries, the importance of rewarding and retaining talented and experienced executives to continue to guide the Company, the alignment of our executive compensation program with stockholders’ interests and the voting guidelines of certain proxy advisory firms and stockholders. In reviewing and determining executive compensation, the Compensation Committee also considers: compensation levels at peer companies and information derived from compensation surveys provided by outside consultants; the Company’s past-year performance and growth; the results of any “Say-on-Pay” (defined below) votes by stockholders; achievement of specific pre-established financial goals; a subjective determination of the executives’ past performance and expected future contributions to the Company; and past equity awards granted to such executives. In addition, in connection with the 2021 executive compensation program design, the Committee received analyses, guidance and recommendations, including information on executive compensation market trends and practices of peer companies, provided by WTW.

Consideration of the Stockholder Advisory Vote on Executive Compensation

As part of its decision making on compensation, the Compensation Committee evaluates the most recent advisory vote of the Company’s stockholders on executive compensation, known as the “Say-on-Pay” vote, as well as other feedback that it may receive from the Company’s largest shareholders in connection with this vote.

At our annual meeting on July 14, 2021, our executive compensation for 2020 received the support of approximately 98% of the votes cast on the “Say-on-Pay” proposal. We understand that our stockholders support an executive compensation program the majority of which is based on the achievement of performance objectives. In establishing our 2021 executive compensation program, this perspective was reviewed and considered by the Compensation Committee, in combination with the other information outlined herein. As further described below, 80% of our 2021 annual awards to our named executive officers are performance-based and the Compensation Committee expects that future equity awards will have a significant component that is performance-based. The Compensation Committee will continue to consider the views of our stockholders in connection with executive pay practices and programs and will make adjustments based on evolving best practices, competitive market information and practices, and changing regulatory or other requirements.

Peer Group and Market Benchmarking

In developing our 2021 executive compensation program, the Compensation Committee identified a representative peer group in the same or similar industries that the Compensation Committee believes is representative of the labor market from which we recruit talent. These industries include diversified support services, security and alarm services, building products, engineering and construction, and industrial machinery. Factors used to select the peer group included industry segment, revenues, profitability, market capitalization, number of employees, capital structure and a qualitative review of potential companies’ business fundamentals to ensure alignment with our company. Several companies were identified whose business models more closely align with the Company, but which have a larger revenue base. The approach taken by the Compensation Committee in selecting the primary peer group excluded these larger companies from the market data review but included them as “reference peers” for the purpose of providing qualitative data about program design for the Committee’s reference. The primary peer group for 2021 was composed of the following companies: ADT, Inc.; Advanced Drainage Systems, Inc.; Cintas Corporation; Comfort Systems USA, Inc.; Dycom Industries, Inc.; EMCOR Group, Inc.; Flowserve Corporation; MasTec, Inc.; MYR Group, Inc.; Otis Worldwide Corporation; Primoris Services Corporation; Quanta Services, Inc.; Residio Technologies, Inc.; SPX Corporation; Tutor Perini Corporation; Watts Water Technologies, Inc., and; Xylem Inc. The reference peer group was composed of the following companies: Johnson Controls International PLC; Carrier Global Corporation, and; Jacobs Engineering Group, Inc. In addition to current market trends, the Compensation Committee will consider the primary peer group to inform pay decisions and both the primary and reference peer groups to inform executive compensation program design.

In consultation with WTW, the Compensation Committee determined to adjust the peer group utilized in 2021 with respect to considering and determining 2022 compensation to ensure alignment with APi’s size and business given the acquisition of the Chubb Business in January 2022 and APi’s continued services focus. Specifically, the Compensation Committee determined to (1) remove four companies that had revenues substantially below APi expected 2022 revenues (Advanced Drainage Systems, MYR Group, SPX Corporation and Watts Water Technologies), (2) remove Carrier Global Corporation which is no longer a comparable peer company following our acquisition of the Chubb Business from such company, (3) remove Flowserve Corporation given it is primarily a manufacturing business, and (4) add five peers that have a significant service element to their business (Aramark, ASGN Incorporated, Ecolab, Jacobs Engineering Group and SNC-Lavalin Group).

The Compensation Committee expects to continue to utilize outside compensation and benefits consultants from time to time to assist the Compensation Committee in designing management pay, compensation design and other related matters. The information from any outside consultant regarding pay practices at peer companies will be used by the Compensation Committee as a resource in its deliberations regarding executive compensation and will be useful in determining the marketplace competitiveness as well as reasonableness and appropriateness of our executive compensation programs. Although at this time we do not intend to target executive compensation to a specific market percentile, we intend to provide a compensation package that is competitive in the market and rewards each executive’s performance for executing the strategic and financial goals of the Company for the long-term benefit of our stockholders.

Role of Executives in Establishing Compensation

We expect our CEO to evaluate the individual performance and the competitive pay positioning of senior management members who report directly to the CEO, including the named executive officers. Our CEO can then make recommendations to the Compensation Committee regarding the target compensation, job leveling and grading for such named executive officers and other executive officers of the Company.

Components of the Executive Compensation Program

We have entered into an employment agreement or offer of employment with each of our named executive officers (collectively, the “Employment Arrangements”) which provide for a base salary, annual cash incentive compensation, annual time- and performance-based equity incentive awards (each, an “LTI Award”) and participation in our employee benefits plans.

In the first quarter of 2021, the Compensation Committee approved, and the Company implemented, an executive compensation program for 2021. The 2021 executive compensation program was intended to attract and retain a high caliber of executive talent, align incentives with stockholder’s interests, and support the Company’s pay-for-performance philosophy. From time to time, the Compensation Committee may also approve discretionary awards to executives in connection with their initial employment or for extraordinary performance, a significant contribution to the Company’s strategic objectives or other retention or business purposes.

The following table summarizes the primary components of the 2021 executive compensation program:

Component	Fixed or Variable	Component Goal(s)	Key Features and Considerations
Base Salary	Fixed Short Term Cash	Attract and Retain Key Talent to Lead Our Complex Global Business	Peer group and market-based data; Role; Performance; Pay Equity; Compensation History and Executive Potential

Annual Incentive Award	Variable Short Term Cash

Attract and Retain Key Talent to Lead Our Complex Global Business

Motivate and Reward Achievement by Company of annual financial Company performance targets established through the annual budget process

Targets established by consideration of Role; Pay Equity; and past performance/executive potential; and retention objectives/risks

Award targets are established as a percentage of base salary

Awards generally determined and paid based on achievement of performance goals after conclusion of year

Long Term Incentive Awards	Variable Long-Term Equity	Attract and Retain Key Talent to Lead Our Complex Global Business Motivate and Reward Achievement by the Company of long-term financial Company performance targets supporting long-term strategic plan

Targets established by consideration of Role; Pay Equity; past performance/executive potential; and retention objectives/risks

Award targets are established as a percentage of base salary

Awards a blend of performance based and time based equity, with heavy reliance on performance awards to balance retention and long-term performance goals.

Benefits and other Perquisites	Not Applicable	Attract and Retain Key Talent with appropriate health and welfare benefits Provide basic financial stability

Participation in health, welfare and retirement benefit plans, generally on the same terms as all other full-time employees

Limited additional non-monetary benefits consistent with the competitive marketplace

Base Salary

The Compensation Committee believes base salary, in combination with health, welfare and retirement benefits, serves to attract and retain high-quality executives needed to lead our complex business by providing basic compensation and financial stability. The Compensation Committee expects to annually review the named executive officers’ base salaries and make appropriate adjustments subject to the terms of any individual Employment Arrangements. Any adjustments will be based on individual responsibilities and performance, internal pay equity, compensation history, executive potential, and peer group and market-based data.

During 2021, the base salaries of our named executive officers were: Mr. Becker—$1.25 million; Mr. Krumm—$750,000; Mr. Lydon—$825,000; Mr. Grunau—$340,000; Ms. Fike—$400,000; and Mr. Cebulla—$280,000. Other than Ms. Fike whose base salary was increased to $400,000 based on market data, none of our named executive officers received any increase in base salary during 2021. In 2020, due to the uncertainties presented by the COVID-19 pandemic, the Company’s management team took early preemptive cost-containment measures, including the voluntary reduction of named executive officer base salaries. These reductions were effective on March 16, 2020 and ranged from 20% to 97%, with the reduction for our CEO at 97%. These reductions continued for a minimum of 4 months, at which time the base salaries for Mr. Lydon and Ms. Fike were incrementally returned to their original levels over three months’ time. The base salaries for Messrs. Becker and Grunau stayed at fully reduced levels until mid-November, when their salary levels were re-instated at pre-COVID levels.

In addition, in February 2021, the Committee reviewed the overall company performance and determined that, in light of the financial performance achieved, the outsized base pay reductions taken by certain named executives reflected a diminution in annual compensation that was not merited based on actual company performance and which far exceed the general pay reduction of 20% or less for other employees. Accordingly, the Compensation Committee awarded a one-time stock grant to each named executive officer whose pay reduction in 2020 exceeded 20% of base salary, in the amount of the difference between the actual pay reductions and a 20% pay reduction. The value of the one-time stock grants were: Mr. Becker—$700,263; Mr. Lydon—$186,683; and Mr. Grunau—$173,256.

Annual Cash Incentive Compensation

The Compensation Committee believes that the annual incentive compensation program encourages executive officers to focus on those short-term financial, operational and qualitative performance metrics that will be the basis of long-term growth. Consistent with the Company’s pay-for-performance philosophy, and to promote alignment with stockholders’ interests, the 2021 annual incentive program was based on Company performance. Under the program, Company executives had an opportunity to earn cash compensation represented by a percentage of their base salary based on the achievement of annual performance goals developed in the annual budget process and approved by the Compensation Committee. The Compensation Committee annually reviews, and revises if necessary, the appropriateness of the performance metrics, their correlation to the Company’s overall growth strategy and the impact of such performance metrics on long-term stockholder value.

Target Opportunity. For 2021, all our named executive officers were eligible for an annual cash incentive opportunity as outlined below, based on the achievement of a performance goal tied to the Company’s annual adjusted EBITDA performance.

Named Executive Officer	Target Annual Incentive as a Percentage of Salary
Russell A. Becker	100%
Kevin S. Krumm	100%
Thomas A. Lydon	100%
Andrea M. Fike	50%
Paul W. Grunau	88%
Andrew J. Cebulla	65%

Amounts payable under the annual incentive portion of the executive compensation plan were subject to threshold (25% of target) and maximum (125%-200% of target) payouts for achievement of the performance goal at threshold and max levels, respectively. The maximum payouts levels were: Messrs. Becker, Krumm, Lydon, and Cebulla and Ms. Fike—200%; Mr. Grunau—125%. If performance was achieved between the threshold level and target or between the target and maximum level, the amount of the annual incentive payment with respect to that metric would be calculated on a linear basis from the target level.

Performance Metrics, Target, 2021 Performance and Payout. For 2021, the Compensation Committee determined that the annual incentive compensation paid to our named executive officers would be based on performance against Adjusted EBITDA targets. The Compensation Committee believes that Adjusted EBITDA is one of the most important performance metrics used by investors, stockholders and creditors as an indicator of the performance of our core business. Furthermore, Adjusted EBITDA is a metric that every named executive officer can impact and therefore serves as an appropriate measure of company-wide performance.

The 2021 Adjusted EBITDA targets were:

	Threshold	Target	Maximum
	$382 million	$415 million	$456 million
Percentage of Target	92%	100%	110%

The Company’s reported Adjusted EBITDA for 2021 was $407 million, or 98.1% of target, resulting in an 82% payout on the annual cash incentives. The payouts for the named executive officers were: Mr. Becker—$1.025 million; Mr. Krumm—$220,000 (representing a pro rata share of the target payout, given Mr. Krumm joined the Company in September 2021); Mr. Grunau—$246,000; Ms. Fike—$164,000; and Mr. Cebulla—$150,000.

Given the significant time and effort spent by certain key Company leaders during 2021 in connection with the acquisition of the Chubb Business, the Compensation Committee determined to pay transaction bonuses to certain Company employees, including payments of $75,000 and $100,000 to Ms. Fike and Mr. Grunau, respectively.

For Mr. Lydon, given his employment ended effective December 31, 2021 and pursuant to the terms of the Separation Agreement between Mr. Lydon and the Company, Mr. Lydon received severance payments in lieu of any payout under the annual incentive compensation program. See the “Executive Compensation—Potential Payments Upon Termination or Change in Control” section for additional detail.

LTI Awards

LTI Awards granted by the Compensation Committee are intended to align the financial interests of our executives with those of the stockholders of the Company. We believe that stockholders’ interests are best served by balancing the focus of executives’ decisions between short and long-term measures. We also believe that providing executives with opportunities to acquire significant stakes in the Company’s growth incentivizes and rewards executives for sound business decisions and high-performance team environments, while fostering the accomplishment of short- and long-term strategic objectives and improvement in stockholder value, all of which are essential to our ongoing success. We expect our executive officers and other key management personnel to be and remain stockholders in the Company.

LTI Awards are granted under the Equity Incentive Plan or such other long-term incentive plans, programs and arrangements established and modified from time to time by the Compensation Committee. We expect any LTI Awards will be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee and on terms to be specified by the Compensation Committee in its discretion. Our named executive officers are eligible to participate in our Equity Incentive Plan and any other long-term incentive plan, program and/or arrangements applicable to senior-level executives as established and modified from time to time by the Compensation Committee, in its sole discretion.

2021 LTIP

The 2021 executive compensation program adopted by the Compensation Committee includes the grant of LTI Awards. The Compensation Committee believes that named executive officer long-term compensation should be correlated with salary and short-term incentive compensation. Accordingly, the Compensation Committee used a percentage of each named executive officer’s base salary to determine the value of the LTI Award to be granted to each named executive officer each year. The Compensation Committee also believes that the structure of LTI Awards should correlate the value of any such award to the achievement by the Company of long-term and strategic objectives. As such, the Compensation Committee expects that a significant percentage of the amount of LTI Awards will be subject to the achievement of three-year Company performance goals. Time-based awards may be awarded as part of a balanced approach to encourage retention and ensure that the Company’s compensation programs do not encourage excessive risk-taking.

For 2021, the Compensation Committee approved the grant of a mix of performance stock units and restricted stock units to the named executive officers. The restricted stock units represent 20% of the total target award amount and will vest ratably over three years, from the date of grant. The performance stock units represent 80% of the total target award amount, assuming performance and vesting at target levels. The performance stock units will vest at threshold (25%), target (100%) or maximum (125-200%) levels, if the applicable performance goal is met at the corresponding threshold, target or maximum level. The performance metric goal for the 2021 LTIP Awards was adjusted EBITDA margin, the achievement of which will be determined by the Compensation Committee following the three-year performance period ending December 31, 2023. In addition, an adjusted consolidated net revenue performance goal must be met at the end of the three-year performance period for any performance stock units to be earned at the end of the performance period. The awards granted to the named executive officers were as follows:

Named Executive Officer(1)	% of Base Salary at Target	Restricted Stock Units	Performance Stock Units
Russell A. Becker	400%	52,356	209,425
Thomas A. Lydon	180%	15,707	62,828
Andrea M. Fike	90%	3,770	15,079
Paul W. Grunau	100%	3,560	14,242

(1)

In connection with his employment with the Company, Mr. Krumm received an initial grant of restricted stock units valued at $1,250,000 pursuant to the terms of his Employment Arrangement. The units vest in three equal annual installments beginning on the grant date. Mr. Krumm did not receive a performance stock unit award for 2021 having joined the Company in September 2021. In addition, in connection with his employment with the Company, Mr. Cebulla received an initial grant of restricted stock units and performance-based restricted stock units with an aggregate value of $255,000. The restricted stock units were to vest in three equal annual installments beginning on the grant date and the performance-based restricted stock units were subject to a three-year performance period.

The premium factor to be applied to the award to Messrs. Becker, Lydon, and Ms. Fike is 200%; and the premium factor to be applied to the award to Mr. Grunau is 125%. Each of the above performance stock unit awards represents the target grant amount; actual shares earned at vesting, if any, may be higher or lower depending on the level of performance achieved.

2022 LTIP Awards

In February 2022, the Compensation Committee made certain changes to the design of the LTI Awards for 2022. Specifically, with respect to the performance-based awards, 40% will be based on achievement of cumulative Adjusted EBITDA targets over a three-year performance period and 40% will be earned based on meeting a share price target.

Benefits and Other Perquisites

We provide employees, including the named executive officers, with a range of employee benefits including life and health insurance, disability benefits and retirement benefits (as described below), that are designed to assist in attracting and retaining skilled employees critical to our long-term success, provide basic financial stability, and to be competitive with market practice.

Profit Sharing & 401(k) Plan

Most of our domestic employees, including our named executive officers, are eligible to participate in the Company’s tax-qualified Profit Sharing & 401(k) Plan (the “401(k) Plan”). Pursuant to the 401(k) Plan, employees may elect to contribute a portion of their current compensation to the 401(k) Plan, in an amount up to the statutorily prescribed annual limit. The 401(k) Plan provides the option for the Company to make matching contributions. Participants may also direct the investment of their 401(k) Plan accounts into several investment alternatives.

Other Benefits and Perquisites

We also provide each of our named executive officers with an executive term life insurance policy which provides a death benefit of $550,000 and an executive disability insurance policy which covers up to 75% of their base salary. In addition, we provide certain of our named executive officers with a car allowance.

Company matching contributions and cash profit sharing contributions allocated to named executive officers under the 401(k) Plan, premiums paid by the Company on the life and disability insurance policies on behalf of named executive officers and amounts paid by the Company for the car allowance for named executive officers are shown in the “All Other Compensation” column in the Summary Compensation Table in the “Executive Compensation” section.

Employee Stock Purchase Plan

Most of our domestic employees, including our named executive officers, are eligible to participate in the Company’s Employee Stock Purchase Plan (the “ESPP”). Sales of shares of our Common Stock under the ESPP are generally made pursuant to offerings that are intended to satisfy the requirements of Section 423 of the Internal Revenue Code. The ESPP permits employees of the Company, including our named executive officers, to purchase Common Stock at a discount equal to 85% of the lesser of (i) the market value of the Common Stock on the first day of the offering period, or (ii) the market value of the Common Stock on the purchase date, whichever is lower. Participants are subject to eligibility requirements and may not purchase more than 500 shares in any offering period or more than $10,000 of Common Stock in a year under the ESPP.

Other Compensation-Related Practices and Policies

Change in Control

The Employment Arrangements with Mr. Becker and Mr. Krumm provide that if an executive is terminated either without “cause” (as defined in their Employment Arrangements) or terminates their employment for “good reason” (as defined in their Employment Arrangements) during the two-year period immediately following a “change in control” (as defined in the Equity Incentive Plan), they shall be entitled to certain payments and benefits. See the “Potential Payments Upon Termination or Change in Control” section below. We believe such change in control provisions serve the best interests of the Company and our stockholders by allowing our executives to exercise sound business judgement without fear of significant economic loss in the event they lose their employment with the Company as a result of a change in control. We also believe that such arrangements are competitive, reasonable and necessary to attract and retain key executives.

Severance

The Employment Arrangements provide that if an executive is involuntarily terminated without “cause” or terminates their employment for “good reason,” they shall be entitled to all previously earned and accrued but unpaid amounts of their base salary up to their termination date. Subject to certain conditions, such an executive (other than Mr. Cebulla) will also be entitled to severance pay as set forth in their Employment Arrangement and described under the “Potential Payments Upon Termination or Change in Control” section below.

Clawback Policy

The Dodd-Frank Wall Street Reform and Consumer Protection Act (known as the “Dodd-Frank Act”), enacted in July 2010, required stock exchanges to adopt rules requiring listed companies to develop and implement a policy for recovery (i.e., clawback) of incentive-based compensation from executive officers in the event of the restatement of previously published financial statements resulting from a material accounting error, material noncompliance with financial reporting requirements or violations of U.S. securities laws. These rules have not yet been adopted.

The Equity Incentive Plan includes a clawback policy which allows the Company to recoup compensation, including any equity awards issued thereunder under certain circumstances, affording the Company significant flexibility to require recoupment in appropriate circumstances. The Compensation Committee will review, amend or adopt a clawback policy as necessary to ensure compliance with these regulations.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on such review and discussions, it has recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

The Compensation Committee

Thomas V. Milroy, Chair

Anthony E. Malkin

Carrie A. Wheeler

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Russell A. Becker	2021	1,250,012	—		5,700,280	1,025,000	52,216	(4)	8,027,508
President and Chief	2020	440,379	1,251,000		—	—	51,615		1,742,994
Executive Officer	2019	1,100,000	6,256,461		5,022,500	—	24,375		12,403,336

Kevin S. Krumm	2021	213,068	—		1,250,003	220,000	5,199	(4)	1,688,270
Executive Vice President and Chief Financial Officer(5)

Andrea M. Fike	2021	393,762	75,000	(6)	360,016	164,000	19,629	(4)	1,012,407
Senior Vice President and General Counsel	2020	303,669	172,000		264,632	—	16,652		722,319

Paul W. Grunau	2021	340,003	100,000	(6)	513,274	246,000	37,597	(4)	1,236,874
Former Chief Learning	2020	137,045	301,000		—	—	37,813		475,858
Officer	2019	332,500	275,000		499,995	—	26,011		1,133,506

Thomas A. Lydon	2021	825,008	—		1,686,702	—	880,748	(4)	3,392,458
Former Chief Financial	2020	566,146	950,000		—	—	55,147		1,571,989
Officer(7)	2019	825,000	950,000		1,537,500	—	18,730		3,330,870

Andrew J. Cebulla	2021	271,333	—		287,856	150,000	17,653	(4)	726,842
Former Vice President, Chief Accounting Officer and Controller

(1)

The amounts in this column do not reflect compensation actually received by the named executive officer nor do they reflect the actual value that will be recognized by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions used in calculating the amounts for 2021, see Note 17 to our historical consolidated financial statements for the year ended December 31, 2021 included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)

For Messrs. Becker, Grunau, Lydon and Cebulla and Ms. Fike, $4,000,018, $272,022, $1,200,015, $230,289 and $288,009, respectively, of this amount represents the aggregate grant date fair value of performance-based restricted stock units granted in 2021. The aggregate grant date fair value of the performance-based restricted stock units was computed based on the probable outcome of the applicable performance target as of the grant date and 100% achievement of such performance target. The value of the performance-based restricted stock units at the grant date assuming the highest level of performance achieved, earned at 200% of target (125% for Mr. Grunau), would be $8,000,036, $340,028, $2,400,030, $460,578 and $576,018 for Messrs. Becker, Grunau, Lydon and Cebulla and Ms. Fike, respectively.

(3)

The amounts reported reflect compensation earned for 2021 performance under our annual cash incentive compensation program. We make payments under this program in the first quarter of the fiscal year following the fiscal year in which they were earned after finalizing our annual audited financial statements. For Mr. Krumm, this amount represents a pro rata share of the target payout, given Mr. Krumm joined the Company in September 2021. Mr. Becker declined a portion of the reported cash incentive award granted by the Compensation Committee in the amount of $35,000, which was allocated to other employees of the Company.

(4)

These amounts represent Company payments for executive life and disability insurance benefits and Company matching contributions to such named executive officer’s 401(k) plan. For Messrs. Becker, Grunau and Lydon, the amounts also include Company profit-sharing contributions of Common Stock to such officer’s 401(k) plan of $11,671, $5,612 and $11,671, respectively, and a Company-paid car allowance. For Mr. Grunau, this amount also includes $5,242 in relocation expense reimbursement. For Mr. Lydon, the amount also includes a severance payment of $825,000, which is equal to Mr. Lydon’s target bonus amount applicable for 2021, pursuant to the separation agreement between Mr. Lydon and the Company. See the “Potential Payments Upon Termination or Change in Control” section below for additional detail and other severance benefits payable to Mr. Lydon in future periods pursuant to the separation agreement.

(5)	Mr. Krumm joined the Company on September 20, 2021. As such, the amounts reported for salary include the salary earned from September 20, 2021 through December 31, 2021.
(6)	These amounts represent a bonus for the named executive officer’s significant time and effort spent in connection with the acquisition of the Chubb Business.
(7)	Mr. Lydon’s employment with the Company ended on December 31, 2021.

Grants of Plan-Based Awards During 2021

The following table provides information about cash (non-equity) and equity incentive compensation awarded to our named executive officers in 2021 including: (1) the range of possible cash payouts under our annual incentive compensation program; (2) the grant date of equity awards; (3) the number of time-based and performance-based restricted stock units granted; and (4) the grant date fair value of the time-based and performance-based restricted stock unit grants calculated in accordance with FASB ASC Topic 718. These awards are discussed in greater detail in this proxy statement under the caption “Compensation Discussion and Analysis.”

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock Awards ($)
Name	Threshold ($)	Target ($)	Maximum ($)			Threshold (#)	Target (#)	Maximum (#)
Russell A. Becker	312,500	1,250,000	2,500,000	2/17/2021	2/15/2021	52,356	209,425	418,850			4,000,018
				2/17/2021	2/15/2021				52,356	(3)	1,000,000
				2/17/2021	2/15/2021				36,663	(4)	700,263

Kevin S. Krumm	187,500	750,000	1,500,000	9/20/2021	9/9/2021				60,445	(3)	1,250,003

Andrea M. Fike	50,000	200,000	400,000	2/17/2021	2/15/2021	3,770	15,079	30,158			288,009
				2/17/2021	2/15/2021				3,770	(3)	72,007

Paul W. Grunau	75,000	300,000	375,000	2/17/2021	2/15/2021	3,561	14,242	17,803			272,022
				2/17/2021	2/15/2021				3,560	(3)	67,996
				2/17/2021	2/15/2021				9,071	(4)	173,256

Thomas A. Lydon(5)	206,250	825,000	1,650,000	2/17/2021	2/15/2021	15,707	62,828	125,656			1,200,015
				2/17/2021	2/15/2021				15,707	(3)	300,004
				2/17/2021	2/15/2021				9,774	(4)	186,683

Andrew J. Cebulla	44,750	179,000	358,000	2/17/2021	2/15/2021	3,014	12,057	24,114			230,289
				2/17/2021	2/15/2021				3,014	(3)	57,567

(1)

The amounts in these columns reflect potential payments of annual cash incentive compensation based on 2021 performance. The 2021 annual cash incentive payments were made in March 2022. The actual amounts paid under our annual cash incentive compensation program are the amounts reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

This column represents the number of performance-based restricted stock units granted in 2021 to the named executive officers. The threshold, target and maximum amounts reflect the maximum number of shares that may be earned assuming that 25%, 100% and 200% (or 125% for Mr. Grunau) of the applicable performance target is achieved. See note 2 to the Summary Compensation Table and page 35 of the Compensation Discussion and Analysis section for additional information.

(3)

This amount represents the number of restricted stock units granted in 2021 to the named executive officers. The awards to Messrs. Becker, Grunau, Lydon and Cebulla and Ms. Fike are restricted stock units that vest in equal installments on the first, second and third anniversaries of the grant date. The award to Mr. Krumm is restricted stock units that vest in equal installments on September 20, 2022, 2023 and 2024.

(4)	This amount represents an award of common stock that was not subject to any vesting conditions.
(5)

Mr. Lydon’s employment with the Company ended effective December 31, 2021. As a result, the restricted stock units and performance-based restricted stock units that had not vested as of the effective date of separation were forfeited as per the terms of the awards.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Pursuant to their respective Employment Arrangements, Messrs. Becker, Krumm and Grunau and Ms. Fike are entitled to a base salary, which amounts will be reviewed and may be adjusted annually by the Compensation Committee. Pursuant to his prior Employment Arrangement, Mr. Lydon was entitled to a base salary of $825,000.

Pursuant to their respective Employment Arrangements, Mr. Becker, Mr. Krumm and Mr. Lydon were each eligible in 2021 to receive an annual cash incentive award with a target incentive opportunity equal to 100% of their annual base salary and a maximum incentive opportunity equal to 200% of their annual base salary, in each case subject to the performance metrics and targets to be established by the Compensation Committee. Pursuant to her Employment Arrangement, Ms. Fike was eligible to receive an annual cash incentive award with a target incentive opportunity of 50% of her annual base salary. Mr. Grunau was also eligible to participate in any annual cash incentive program established by the Compensation Committee.

Pursuant to his Employment Arrangement, beginning in 2021, Mr. Becker is entitled to annual time and/or performance based long-term compensation awards under the Equity Incentive Plan and/or such other plans, programs or arrangements having a grant date value of not less than 400% of his then current base salary. Pursuant to his Employment Arrangement, Mr. Krumm was entitled to an annual long-term equity incentive award having a grant date value of not less than 250% of his annual base salary and an initial long-term equity incentive award in the form of restricted stock units with a grant date value of $1,250,000 which will vest in three equal annual installments. The awards will be granted in the form of stock options, restricted stock units, performance shares or other forms of equity or long-term incentive as determined by the Compensation Committee and on terms to be specified by the Compensation Committee in its discretion. All other awards granted to the named executive officers will be made at the discretion of the Compensation Committee on terms and conditions approved by the Compensation Committee.

The Employment Arrangements with Messrs. Becker, Krumm and Grunau and Ms. Fike provide for severance payments under certain circumstances. See “—Potential Payments Upon Termination or Change in Control” for additional information.

Outstanding Equity Awards at 2021 Year End

The following table provides information concerning unvested restricted stock units held by each of our named executive officers as of December 31, 2021.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: # of Unearned Shares Not Vested (#)(3)	Equity Incentive Plan Awards: Value Unearned Shares Not Vested ($)(2)
Russell A. Becker	2/17/2021	52,356	1,349,214	209,425	5,396,882
	10/1/2019	163,333	4,209,091	—	—

Kevin S. Krumm	9/20/2021	60,445	1,557,668	—	—

Andrea M. Fike	2/17/2021	3,770	97,153	15,079	388,586
	1/20/2020	16,260	419,020	—	—

Paul W. Grunau	2/17/2021	3,560	91,741	14,242	367,016
	10/1/2019	16,260	419,020	—	—

Thomas A. Lydon(4)	2/17/2021	15,707	404,769	62,828	1,619,078
	10/1/2019	50,000	1,288,500

Andrew J. Cebulla	2/17/2021	3,014	77,671	12,057	310,709

(1)

The restricted stock units vest in equal installments on the first, second and third anniversaries of the grant date, except for Ms. Fike’s January 20, 2020 grant, of which one third vested on January 1, 2021, one third vested on January 1, 2022 and the remaining units will vest on January 1, 2023.

(2)

The market value of the time-based and performance-based restricted stock units is calculated by multiplying the closing price of the underlying shares of Common Stock on December 31, 2021, or $25.77 per share, by the number of restricted stock units.

(3)	The performance-based restricted stock units will vest, to the extent earned, on December 31, 2023.
(4)	Mr. Lydon’s employment with the Company ended effective December 31, 2021. As a result of his employment ending, all unvested restricted stock units reported in the table were forfeited.

Stock Vested During 2021

The following table provides information regarding vesting of restricted stock units and the value realized on vesting of restricted stock units on an aggregated basis during the fiscal year ended December 31, 2021 for each of the named executive officers.

	Stock Awards(1)
Name(2)	# of Shares Acquired on Vesting (#)(3)	Value Realized on Vesting ($)(4)
Russell A. Becker	163,333	$3,461,026
Andrea M. Fike	8,130	$147,560
Paul W. Grunau	16,260	$344,549
Thomas A. Lydon	50,000	$1,059,500

(1)	These columns reflect restricted stock units previously awarded to the named executive officers that vested during 2021.
(2)	Messrs. Krumm and Cebulla are omitted from this chart because they had no vesting events during 2021.
(3)	Of these amounts, shares were withheld by us to cover tax withholding obligations as follows: Mr. Becker, 67,734 shares and Mr. Lydon, 16,055 shares.
(4)	Calculated based on the closing price of a share of Common Stock on the applicable vesting dates.

Potential Payments Upon Termination or Change in Control

Our Employment Arrangements with Messrs. Becker, Krumm, Lydon and Grunau, and Ms. Fike (each an “Executive,” and collectively “Executives”) as in effect in 2021 provide for severance payments under certain circumstances. Under these Employment Arrangements, the Company may terminate Executive’s employment at any time with or without “cause,” as defined in certain Employment Arrangements, and Executive may terminate employment at any time for “good reason,” as defined in the applicable Employment Arrangements. With respect to Messrs. Becker, Krumm and Lydon, if the Company should terminate Executive without cause or if Executive terminates employment for good reason, Executive would be entitled to receive (i) his base salary for two years from the date of termination, (ii) an amount equal to two times his target annual bonus, paid in two annual installments, (iii) any earned and accrued but unpaid base salary up to the date of termination, (iv) his pro-rata annual bonus for the year in which the termination occurs, (v) any unpaid annual bonus with respect to any completed fiscal year and (vi) his vested employee benefits. In addition, Mr. Krumm would be entitled to continued insurance coverage for eighteen months following the date of termination. Executive would not be entitled to any unearned salary, bonus or other benefits if the Company were to terminate him for cause or if Executive were to terminate employment voluntarily without good reason. With respect to Mr. Grunau, if the Company should terminate Executive without cause, he would be entitled to receive an amount equal to two times his annual base salary, payable in equal installments over a 24-month period. With respect to Ms. Fike, if the Company should terminate Executive without cause, she would be entitled to receive an amount equal to her annual base salary, payable in equal installments over a 12-month period.

With respect to Messrs. Becker and Krumm, pursuant to their Employment Arrangements, if the Company should terminate Executive without cause or if Executive terminates employment for good reason during the two-year period immediately following a “change in control,” as defined in their Employment Arrangements, then in lieu of any amounts otherwise payable, Executive would be entitled to receive (i) all earned and accrued but unpaid base salary and annual bonus amounts up to the date of termination, (ii) an amount equal to two times his base salary, (iii) an amount equal to two times his target annual bonus, (iv) continued insurance coverage for eighteen months following the date of termination, (v) full and immediate vesting of all outstanding long-term incentive awards, (vi) reasonable legal fees and related expenses as a result of the termination and (vii) outplacement counseling.

Upon a change in control, each Executive will be entitled to the benefit resulting from the acceleration of his or her unvested time- and performance-based restricted stock units upon a change in control as provided in his or her restricted stock unit agreement, whether or not his or her employment is terminated.

With respect to Messrs. Becker, Krumm and Lydon, pursuant to his Employment Arrangement, if employment should terminate as a result of the death or disability of the Executive, the Executive, or his estate, would be entitled to receive (i) all previously earned and accrued but unpaid base salary up to the date of termination and (ii) his pro-rata annual bonus for the year in which termination occurs. The Company’s obligation under the Employment Arrangements with Executives terminates on the last day of the month in which Executive’s death occurs or on the date of termination of employment on account of Executive’s disability.

Mr. Lydon’s employment with the Company ended effective December 31, 2021. In connection with his separation of employment, the Company entered into a Separation Agreement with Mr. Lydon pursuant to which Mr. Lydon was entitled to receive, in lieu of the severance payments under his Employment Arrangement described above, an aggregate of $4,125,000, consisting of (1) continuation of Mr. Lydon’s annual salary of $825,000 for a period of 24 months, (ii) payment of $1,650,000, which is equal to two times Mr. Lydon’s target bonus amount, payable in two annual installments, and (iii) payment of $825,000, which is equal to Mr. Lydon’s target bonus amount applicable for 2021, payable when 2021 annual bonuses would be paid to employees generally. Also pursuant to the Separation Agreement, Mr. Lydon agreed to continue to serve as an employee for a transition period ending December 31, 2021 and to a customary release of claims. As a result of his employment ending, the 60,445 restricted stock units that had not vested as of the effective date of his employment ending were forfeited per the terms of the award.

Mr. Cebulla is not entitled to any severance or related benefits upon termination. Upon a change in control, Mr. Cebulla would be entitled to receive the benefit resulting from the acceleration of his unvested restricted stock units as provided in his restricted stock unit agreements.

The following table shows the estimated benefits payable to each Executive in the event of termination of employment and/or change in control of the Company. The amounts shown assume that a termination of employment or a change in control occurs on December 31, 2021. The amounts do not include payments or benefits provided under insurance or other plans that are generally available to all full-time employees.

Name(1)	Termination without Cause or for Good Reason not in connection with a Change in Control ($)	Death or Disability ($)	Termination without Cause or for Good Reason in connection with a Change in Control ($)	Change in Control ($)
Russell A. Becker
Cash Severance (2)	5,000,000	1,250,000	5,000,000	—
Intrinsic Value of Equity (3)	—	—	10,955,187	10,955,187
Insurance Benefits (4)	—	—	37,477	—

Total	5,000,000	1,250,000	15,992,664	10,955,187
Kevin S. Krumm
Cash Severance (2)	3,000,000	750,000	3,000,000	—
Intrinsic Value of Equity (3)	—	—	1,557,668	1,557,668
Insurance Benefits (4)	—	—	37,477	—

Total	3,000,000	750,000	4,595,145	1,557,668
Andrea M. Fike
Cash Severance (2)	400,000	—	400,000	—
Intrinsic Value of Equity (3)	—	—	904,759	904,759

Total	400,000	—	1,304,759	904,759
Paul W. Grunau
Cash Severance (2)	680,000	—	680,000
Intrinsic Value of Equity (3)	—	—	877,777	877,777

Total	680,000	—	1,557,777	877,777
Andrew J. Cebulla
Intrinsic Value of Equity (3)	—	—	388,380	388,380

Total			388,380	388,380

(1)

Mr. Lydon is omitted from this table as he received severance amounts pursuant to the terms of his Separation Agreement in lieu of the amounts to which he would otherwise have been entitled to under the terms of his Employment Arrangement, as described in the narrative above this table.

(2)

For Messrs. Becker and Krumm, cash severance includes: (i) base salary for two years and (ii) two times target annual bonus amount. For Ms. Fike, cash severance includes twelve months of annual base salary. For Mr. Grunau, cash severance includes two times annual base salary.

(3)

Represents the value of the acceleration of vesting of Executive’s time- and performance-based restricted stock unit awards in the event of death or disability or termination without cause or for good reason during the two-year period immediately following a change in control pursuant to the applicable Employment Arrangement or upon a change in control pursuant to the applicable restricted stock unit award agreement. The value is calculated by multiplying the closing price of a share of Common Stock on December 31, 2021, or $25.77 per share, by the number of restricted stock units which, in the case of performance-based restricted stock units, assumes target performance.

(4)	Amount includes the cost of continuing health, dental, life and certain disability insurance plans for eighteen months.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of our CEO, Mr. Becker.

As of December 31, 2021, our employee population consisted of approximately 13,255 individuals working at the Company and its subsidiaries, of which approximately 11,576 are based in the United States and approximately 1,679 are based outside of the United States.

As permitted by applicable SEC rules, we have elected to use the same median employee identified for purposes of the 2019 pay ratio disclosed in the “CEO Pay Ratio” section of our proxy statement for the 2020 annual meeting of stockholders filed with the SEC on July 2, 2020. There has been no change in our employee population or employee compensation arrangements as of December 31, 2021 that we believe would significantly impact our pay ratio disclosure.

To identify our median employee and calculate such employee’s annual total compensation based on our employee population as of December 31, 2019, we excluded 59 employees based in the United Kingdom, who at that time represented less than 5% of our employee population. To identify the median employee, we used the gross pay of all of our employees, excluding our CEO, our U.K.-based employees, and independent contractors and consultants who were not paid directly by the Company. We did not make any cost-of-living or other adjustments in identifying the median employee and we did not annualize the pay of any employees who were not employed for the full year.

We then calculated the 2021 total annual compensation of the median employee in accordance with the requirements of the executive compensation rules for the Summary Compensation Table (Item 402(c)(2)(x) of Regulation S-K). Under this calculation, the median employee’s annual total compensation was $58,443.

Utilizing the same executive compensation rules, and consistent with the amount reported in the “Total” Column of our Summary Compensation Table for 2021 above for our CEO, the annual total compensation of our CEO was $8,027,508. The resulting ratio of the annual total compensation of our CEO to the annual total compensation of the median employee was 137 to 1. This ratio represents a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above.

The SEC rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

This information is being provided in response to SEC disclosure requirements. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making any compensation decisions.

SECURITY OWNERSHIP

The following table sets forth certain information regarding (i) all stockholders known by the Company to be the beneficial owners of more than 5% of the Company’s issued and outstanding Common Stock and (ii) each director, each named executive officer and all directors and executive officers as a group, together with the approximate percentages of issued and outstanding Common Stock owned by each of them. Percentages are calculated based upon shares issued and outstanding plus shares which the holder has the right to acquire under share options, restricted stock units, warrants or Series A Preferred Stock or Series B Preferred Stock exercisable for or convertible into Common Stock within 60 days. Unless otherwise indicated, amounts are as of April 18, 2022, and each of the stockholders has sole voting and investment power with respect to the Common Stock beneficially owned, subject to community property laws where applicable. As of April 18, 2022, we had (1) 233,188,612 shares of Common Stock issued and outstanding, (2) 4,000,000 shares of Series A Preferred Stock issued and outstanding entitled to 4,000,000 votes and (3) 800,000 shares of Series B Preferred Stock issued and outstanding entitled to 32,520,326 votes. The percentage of “Total Voting Power” is calculated taking into account the voting power of these additional classes of voting securities.

Unless otherwise indicated, the address of each person named in the table below is c/o APi Group, Inc., 1100 Old Highway 8 NW, New Brighton, MN 55112.

	Shares Beneficially Owned
Beneficial Owner	Number		% of Common Stock	% of Total Voting Power
More than 5% Stockholders:
Entities managed by Viking Global Investors LP	41,463,414	(1)	14.3%	15.4%
Sir Martin E. Franklin	28,261,410	(2)	10.4%	10.5%
Entities affiliated with Blackstone Inc.	24,390,243	(3)	—	9.0%
The Vanguard Group	17,491,333	(4)	7.5%	6.5%
BlackRock, Inc.	13,515,441	(5)	5.8%	5.0%
Named Executive Officers and Directors:
Sir Martin E. Franklin	28,261,410	(2)	10.4%	10.5%
James E. Lillie	5,693,621	(6)	2.4%	2.1%
Ian G.H. Ashken	5,715,417	(7)	2.5%	2.1%
Russell A. Becker	2,901,365	(8)	1.2%	1.1%
David S. Blitzer	—		—	—
Andrew J. Cebulla	644		*	*
Andrea M. Fike	18,155		*	*
Paul W. Grunau	560,703	(9)	*	*
Kevin S. Krumm	—		—	—
Thomas A. Lydon	144,938		*	*
Paula D. Loop	—		*	*
Thomas V. Milroy	69,296	(10)	*	*
Anthony E. Malkin	21,796	(11)	*	*
Cyrus D. Walker	21,796	(11)	*	*
Carrie A. Wheeler	21,796	(11)	*	*
All Executive Officers, Directors and Covered Persons as a group (17 persons):	32,021,899	(12)	13.7%	11.9%

*	Represents beneficial ownership of less than one percent (1%) of our outstanding Common Stock or total voting power, as applicable.
(1)

Based on a Schedule 13D filed with the SEC on January 5, 2022. According to the Schedule 13D, (i) 33,333,333 shares of Common Stock are held by Viking Global Opportunities Illiquid Investments Sub-Master LP, which has the power to dispose of and vote the shares directly owned by it, which power may be exercised by its general partner, Viking Global Opportunities Portfolio GP LLC (“Viking Opportunities GP”), and Viking Global Investors LP (“VGI”), which provides managerial services to Viking Global Opportunities Liquid Portfolio Sub-Master LP. O. Andreas Halvorsen, David C. Ott and Rose Shabet, as Executive Committee members of Viking Global Partners LLC (the general partner of VGI) and Viking Opportunities GP have shared power to direct the voting and disposition of investments beneficially owned by VGI and Viking Opportunities GP, (ii) 196,000 shares of Series B Preferred Stock (which are initially convertible into 7,967,479 shares of Common Stock) are held by Viking Global Equities Master Ltd. (“VGEM”), which has the power to dispose of and vote the shares directly owned by it, which power may be exercised by VGI, who provides managerial services to VGEM and (iii) 4,000 shares of Series B Preferred Stock (which are initially convertible into 162,602 shares of Common Stock) are held by Viking Global Equities II LP (“VGEII”), which has the power to dispose of and vote the shares directly owned by it, which power may be exercised by VGI, who provides managerial services to VGEII. Does not include any share of common stock paid as dividends on the Series B Preferred Stock. The address for each of the above entities is c/o Viking Global Investors LP, 55 Railroad Avenue, Greenwich, CT 06830.
(2)

This amount consists of (i) 12,342,559 shares of Common Stock held by MEF Holdings, LLLP; (ii) 4,000,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC which are convertible at any time at the option of the holder into Common Stock on a one-for-one basis; (iii) 4,563,958 shares of Common Stock held by JTOO (as defined below), which Sir Martin has the sole power to vote pursuant to an Irrevocable Proxy Agreement, dated January 5, 2021, between himself and each of Ian G. H. Ashken, James E. Lillie and Robert A. E. Franklin, pursuant to which each of them granted Sir Martin an irrevocable proxy to vote, for so long as Sir Martin serves as a director of the Company, all shares of Common Stock owned, directly or indirectly, by each of them (the “2021 Proxy Agreement”); (iv) 1,129,663 shares of Common Stock held by James E. Lillie, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement; (v) 5,106,000 shares of Common Stock held by IGHA (as defined below), which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement; (vi) 216,920 shares of Common Stock held by The Ian G. H. Ashken Living Trust, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement; (vii) 4,876 shares of Common Stock issuable in settlement of restricted stock units held by Ian G. H. Ashken, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement, which vest within 60 days of April 18, 2022; and (viii) 897,434 shares of Common Stock held by Robert A. E. Franklin, which Sir Martin has the sole power to vote pursuant to the 2021 Proxy Agreement. MEF Holdings, LLLP, the general partner of which is wholly-owned by the Martin E. Franklin Revocable Trust of which Sir Martin is the sole settlor and trustee, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, Sir Martin may be deemed to have a pecuniary interest in 1,728,400 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC.

(3)

Based on a Schedule 13D filed with the SEC on January 13, 2022. As of January 3, 2022, (i) Juno Lower Holdings directly holds 592,610 shares of Series B Preferred Stock (which is initially convertible into 24,089,837 shares of Common Stock) and (ii) FD Juno Holdings directly holds 7,390 shares of Series B Preferred Stock (which is initially convertible into 300,406 shares of Common Stock). FD Juno Holdings Manager L.L.C. is the general partner of FD Juno Holdings. Blackstone Tactical Opportunities Fund – FD L.P. is the sole member of FD Juno Holdings Manager L.L.C. Blackstone Tactical Opportunities Associates III – NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund – FD L.P. BTO DE GP – NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III – NQ L.P. Blackstone Holdings II L.P. is the managing member of BTO DE GP – NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P. Juno Holdings Manager L.L.C. is the general partner of Juno Lower Holdings L.P. Blackstone Juno Holdings L.P. is the sole member of Juno Holdings Manager L.L.C. BTO Holdings Manager L.L.C. is the general partner of Blackstone Juno Holdings L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the sole member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of each of Blackstone Holdings I/II GP

L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Does not include any share of common stock paid as dividends on the Series B Preferred Stock. The address of the principal business office of the above entities is c/o Blackstone Inc., 345 Park Avenue, New York, NY 10154.
(4)

Based on a Schedule 13G filed with the SEC on February 9, 2022. As of December 31, 2021, the Vanguard Group, Inc. has shared voting power over 157,833 shares of Common Stock; sole dispositive power over 17,179,285 shares of Common Stock and shared dispositive power over 312,048 shares of Common Stock. The address of the principal business office of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(5)

Based on a Schedule 13G filed with the SEC on February 3, 2022. As of December 31, 2021, BlackRock, Inc. has sole voting power over 13,214,843 shares of Common Stock and sole dispositive power over 13,515,441 shares of Common Stock. The address of the principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)

This amount consists of (i) 4,563,958 shares of Common Stock held directly by JTOO and (ii) 1,129,663 shares of Common Stock held directly by Mr. Lillie (each of which are subject to the 2021 Proxy Agreement but over which Mr. Lillie retains direct or indirect investment power). In addition, JTOO LLC (“JTOO”), which is owned by the Lillie 2015 Dynasty Trust of which Mr. Lillie is the grantor, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, Mr. Lillie may be deemed to have a pecuniary interest in 768,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC.

(7)

This amount consists of (i) 5,106,000 shares of Common Stock held by IGHA (which are subject to the 2021 Proxy Agreement but over which Mr. Ashken has retained direct or indirect investment power); (ii) 216,920 shares of Common Stock held directly by The Ian G.H. Ashken Living Trust (the “Ashken Trust”) of which Mr. Ashken is the sole settlor and trustee (which are subject to the 2021 Proxy Agreement but over which Mr. Ashken has retained direct or indirect investment power); (iii) 387,621 shares of Common Stock held directly by a non-profit family foundation (which are not subject to the 2021 Proxy Agreement); and (iv) 4,876 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of April 18, 2022. In addition, IGHA Holdings, LLLP (“IGHA”), the general partner of which is wholly-owned by Ashken Trust, holds a limited liability company interest in Mariposa Acquisition IV, LLC and, as a result, Mr. Ashken may be deemed to have a pecuniary interest in 768,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock held by Mariposa Acquisition IV, LLC.

(8)

This amount includes (i) 1,018,916 shares of Common Stock held directly; (ii) 130,950 shares of Common Stock held directly by Mr. Becker’s spouse; (iii) 572,993 shares of Common Stock held by The Russell A. Becker 2016 Family Trust, of which Mr. Becker’s spouse is the trustee and over which she has sole voting and investment power; (iv) 644,050 shares of Common Stock held by The Patricia L. Becker Legacy Trust, of which Mr. Becker is the trustee and over which he has sole voting and investment power; (v) 531,680 shares of Common Stock held by The Russell A. Becker GST Trust, of which Mr. Becker’s spouse is the trustee and over which she has sole voting and investment power; (vi) 2,212 shares of Common Stock held by Mr. Becker’s children, whose principal residence is the same as Mr. Becker’s; and (vii) 564 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Becker. This amount does not include any pro rata ownership interest Mr. Becker may have in any of the shares of Common Stock held in an indemnification escrow account in connection with the APi Acquisition (the “ESOP Escrow Shares”), of which shares the Company has the power to direct the vote, to the extent any remain following the termination of the indemnification escrow.

(9)

This amount includes (i) 560,432 shares of Common Stock held directly and (ii) 271 shares of Common Stock held in a 401(k) retirement account for the benefit of Mr. Grunau. This amount does not include any pro rata ownership interest Mr. Grunau may have in the ESOP Escrow Shares to the extent any remain following the termination of the indemnification escrow.

(10)

This amount includes (i) 26,920 shares of Common Stock; (ii) 37,500 shares of Common Stock underlying options to purchase Common Stock, pursuant to an Option Deed, which are exercisable at any time until

October 1, 2024 at the option of the holder; and (iii) 4,876 shares of Common Stock issuable in settlement of restricted stock units vesting within 60 days of April 18, 2022.
(11)	This amount includes 4,876 shares of Common Stock issuable upon settlement of restricted stock units vesting within 60 days of April 18, 2022.
(12)

This amount includes an aggregate of (i) 4,000,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock; (ii) 37,500 shares of Common Stock issuable upon exercise of options; and (iii) 24,380 shares of Common Stock issuable upon settlement of restricted stock units vesting within 60 days of April 18, 2022.

PROPOSAL 2—APPROVE, ON AN ADVISORY BASIS, OUR EXECUTIVE COMPENSATION

The Dodd-Frank Act requires us to provide our stockholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say-on-Pay.”

The core of our executive compensation philosophy is to assure that the Company’s compensation policies attract and retain the key employees necessary to support the Company’s growth and success, both operationally and strategically, and to motivate executives to achieve short- and long-term goals with the ultimate objective of creating sustainable improvements in stockholder value.

In deciding how to cast their vote on this proposal, stockholders should consider the significant work performed to complete the acquisition of the Chubb Business and to meet our stated strategic objectives in the face of supply chain disruptions, inflationary pressures, and ongoing COVID-19-related uncertainty. Embedded in the compensation decisions for the 2021 executive compensation program is the core philosophy that our executive compensation should be linked to achievement of financial and operating performance metrics that drive stockholder value over both the short- and long-term. We have designed our compensation program to focus on the Company’s strategic objectives, value drivers and priorities. As such, through our executive compensation program we seek to ensure that:

•	executives are appropriately rewarded for their contributions to our successful performance;

•	a significant portion of each executive’s compensation is “at risk” and tied to overall Company performance and, where applicable, business unit performance;

•	there is a balance of short- and long-term compensation elements to motivate and reward superior performance without encouraging excessive or unnecessary risk taking; and

•	there is alignment between the interests of executives and those of our stockholders.

Stockholders’ vote on this proposal is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The vote will not be construed to create or imply any change to the fiduciary duties of the Company or the Board, or to create or imply any additional fiduciary duties for the Company or the Board. However, we value the opinions of our stockholders and, accordingly, the Board and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions.

For reasons set forth above, the Board recommends that you vote for the compensation paid to the named executive officers in 2021.

Accordingly, we will ask our stockholders to vote on the following resolution at the 2022 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s named executive officers in 2021, as disclosed in this Proxy Statement for our 2022 Annual Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN 2021.

PROPOSAL 3—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2022 FISCAL YEAR

The Audit Committee of the Board of Directors has appointed KPMG to continue to serve as our independent registered public accounting firm for the 2022 fiscal year. KPMG has been our independent registered public accounting firm since November 14, 2019.

In the event our stockholders do not ratify the appointment of KPMG, such appointment may be reconsidered by the Audit Committee. Ratification of the appointment of KPMG to serve as our independent registered public accounting firm for the 2022 fiscal year will in no way limit the Audit Committee’s authority to terminate or otherwise change the engagement of KPMG for the 2022 fiscal year. We expect representatives of KPMG to attend the 2022 Annual Meeting virtually.

Fees Billed to the Company by its Independent Registered Public Accounting Firms

The following table presents fees billed for audit and other services rendered by KPMG and in 2021 and 2020:

Services Provided	2021 (KPMG) ($)	2020 (KPMG) ($)
Audit Fees(1)	6,150,275	6,002,800
Audit-Related Fees(2)	1,873,000	—
Tax Fees(3)	2,533,253	3,404,367
All Other Fees	—	—

Total	10,556,253	9,407,167

(1)

Audit fees for 2021 were for professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, consents related to registration statements and other filings and comfort letters related to debt and equity offerings. Audit fees for 2020 were for professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews and consents related to Form S-8 filings in connection with the registration of securities related to our Equity Incentive Plan and ESPP.

(2)	The 2021 audit-related fees were for professional services associated with financial due diligence related to the acquisition of the Chubb Business.
(3)	Tax fees for 2021 and 2020 were for professional services associated with tax compliance and tax advice.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee requires that it preapprove all auditing services and permitted non-audit services to be performed by its independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit. Either the Chair of the Audit Committee acting alone or the other two members acting jointly may grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee or the Board of Directors at its next scheduled meeting.

Consistent with these policies and procedures, the Audit Committee has approved all of the services rendered by KPMG during fiscal year 2021, as described above.

Audit Committee Report

The Audit Committee oversees the accounting and financial reporting processes of the Company on behalf of the Board of Directors. Management has primary responsibility for the Company’s financial statements, financial reporting process and internal controls over financial reporting. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and evaluating the effectiveness of internal controls and issuing reports thereon. The Audit Committee’s responsibility is to select the independent auditors and monitor and oversee the accounting and financial reporting processes of the Company, including the Company’s internal controls over financial reporting and the audits of the financial statements of the Company.

During 2021 and the first quarter of 2022, the Audit Committee regularly met and held discussions with management and the independent auditors. In the discussions related to the Company’s financial statements for fiscal year 2021, management represented to the Audit Committee that such financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for fiscal year 2021 and management’s evaluation of the effectiveness of the design and operation of disclosure controls and procedures.

In fulfilling its responsibilities, the Audit Committee discussed with the independent auditors those matters required to be discussed by the auditors with the Audit Committee under the applicable rules adopted by the PCAOB and the SEC. In addition, the Audit Committee received from the independent auditors the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditors that firm’s independence. In connection with this discussion, the Audit Committee also considered whether the provision of services by the independent auditors not related to the audit of the Company’s financial statements for fiscal year 2021 is compatible with maintaining the independent auditors’ independence. The Audit Committee’s policy requires that the Audit Committee approve any audit or permitted non-audit service proposed to be performed by its independent auditors in advance of the performance of such service.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representations of management and the written disclosures and letter of the independent auditors provided to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2021 be included in the Company’s Annual Report.

See the portion of this Proxy Statement titled “Corporate Governance—Board Committees” for information on the Audit Committee’s meetings in 2021.

The Audit Committee

Ian G.H. Ashken, Chair

Thomas V. Milroy

Carrie A. Wheeler

RECOMMENDATION OF THE BOARD OF DIRECTORS

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF KPMG FOR FISCAL YEAR 2022.

OTHER MATTERS

Requirements, including Deadlines, for Submission of Proxy Proposals, Nomination of Directors and Other Business of Stockholders

In order to submit stockholder proposals to be considered for inclusion in the Company’s proxy statement, notice of annual meeting and proxy for our 2023 Annual Meeting of Stockholders pursuant to SEC Rule 14a-8, materials must be received by the Corporate Secretary at the Company’s principal office in New Brighton, MN, no later than December 30, 2022.

The proposals must comply with all of the requirements of SEC Rule 14a-8. Proposals should be addressed to: Corporate Secretary, APi Group Corporation, 1100 Old Highway 8 NW, New Brighton, Minnesota 55112, United States. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

The Company’s bylaws also establish an advance notice procedure with regard to director nominations and stockholder proposals that are not submitted for inclusion in the Company’s proxy statement, but that a stockholder instead wishes to present directly at an annual meeting. To be properly brought before our 2023 Annual Meeting of Stockholders, a notice of the director nomination or the matter the stockholder wishes to present at the meeting complying with the Company’s bylaws must be delivered to the Corporate Secretary at the Company’s principal office in New Brighton, MN (see above), not less than 90 or more than 120 days prior to the first anniversary of the date of the 2022 Annual Meeting, except that if the 2023 Annual Meeting of Stockholders is more than 30 days before or more than 70 days after such anniversary date, such notice must be delivered not earlier than 120 days prior to such anniversary date or the 10th day following our public announcement of the date of the 2022 Annual Meeting of Stockholders. As a result, and assuming that the 2023 Annual Meeting of Stockholders is not more than 30 days before or more than 70 days after the first anniversary of the date of the 2022 Annual Meeting, any notice given by or on behalf of a stockholder pursuant to these provisions of the Company’s bylaws (and not pursuant to Exchange Act Rule 14a-8) must be delivered no earlier than February 15, 2023, and no later than March 17, 2023. All director nominations and stockholder proposals must comply with the requirements of the Company’s bylaws, a copy of which may be obtained at no cost from the Corporate Secretary of the Company.

Other than the items of business described in this Proxy Statement, the Company does not expect any matters to be presented for a vote at the 2022 Annual Meeting. If you grant a proxy, the persons named as proxy holders on the Proxy Card will have the discretion to vote your shares on any additional matters properly presented for a vote at the 2022 Annual Meeting. If, for any unforeseen reason, any one or more of the Company’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Our Board of Directors or the chair of the Annual Meeting may refuse to allow the transaction of any business or the consideration of any director nomination not made in compliance with the Company’s bylaws.

List of Stockholders Entitled to Vote at the 2022 Annual Meeting

The names of stockholders of record entitled to vote at the 2022 Annual Meeting will be available at the Company’s principal office in New Brighton, MN, for a period of ten (10) days prior to the 2022 Annual Meeting and continuing through the 2022 Annual Meeting. The list will also be made available during the 2022 Annual Meeting.

Expenses Relating to this Proxy Solicitation

This proxy solicitation is being made by the Company and we will pay all expenses relating to this proxy solicitation. In addition to this solicitation, our officers, directors and employees may solicit proxies by telephone, personal call or electronic transmission without extra compensation for that activity. We also expect to reimburse our transfer agent, banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our Common Stock and obtaining the proxies of those owners. We have engaged Georgeson LLC (“Georgeson”) as our proxy solicitor at an anticipated cost of approximately $11,000 plus reasonable out-of-pocket expenses and fees for optional services. This estimate is subject to the final solicitation campaign approved by us and Georgeson.

Communication with Our Board of Directors

Any stockholder or other interested party who desires to contact any member of the Board of Directors (or our Board of Directors as a group) may do so in writing to the following address:

Co-Chairs of the Board

APi Group Corporation

c/o Corporate Secretary

1100 Old Highway 8 NW

New Brighton, MN 55112

United States

Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

Householding

Some brokers, banks or other intermediaries may be participating in the practice of “householding” our proxy materials. Under this procedure, which has been approved by the SEC, stockholders who have the same address and last name will receive only one copy of our Notice of Internet Availability of Proxy Materials (the “Notice”) or proxy statement and annual report, as applicable, unless contrary instructions have been received from the affected stockholders. This procedure will reduce our printing costs and postage fees. We do not household for our stockholders of record.

Once you have received notice from your broker, bank or other intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our Notice or proxy statement and annual report, as applicable, or if you are receiving multiple copies of any of these documents and wish to receive only one, please notify your broker, bank or other intermediary.

We will deliver promptly upon written or oral request a separate copy of our Notice, proxy statement and/or annual report to a stockholder at a shared address to which a single copy was delivered. For copies of any of these documents, stockholders should contact us using the contact information set forth below under “Available Information.”

Available Information

We will deliver without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Notice, this Proxy Statement and our Annual Report. A request for a copy of any of these documents should be directed to APi Group Corporation, 1100 Old Highway 8 NW, New Brighton, MN 55112, Attention: Investor Relations, Telephone: (651) 604-2773.

In addition, copies of the charters of each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, together with certain other corporate governance materials, including our Business Conduct and Ethics Policy and Code of Ethics for Senior Financial Officers, can be found under the Investor Relations—Corporate Governance section of our website at www.apigroupcorp.com and such information is also available in print to any stockholder who requests it through our Investor Relations department at the address and phone number listed above.

API GROUP CORPORATION ATTN: ANDREA FIKE 1100 OLD HIGHWAY 8 NW NEW BRIGHTON, MN 55112-6447

VOTING DEADLINES

For Participants in the APi Group, Inc. Employee Stock Ownership Plan:

You must vote these shares no later than 11:59 p.m. ET on June 7, 2022.

For Participants in (1) the APi Group 401(k) & Profit Sharing Plan and/or (2) the APi Group Safe Harbor 401(k) & Profit Sharing Plan:

You must vote these shares no later than 11:59 p.m. ET on June 9, 2022.

For Participants in the Vipond Inc. Employees’ Profit Sharing Plan:

You must vote these shares no later than 11:59 p.m. ET on June 14, 2022.

VOTING OPTIONS

Vote By Internet

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/APG2022

You may attend the meeting via the Internet and, except as noted in the proxy statement for the meeting, vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

Vote By Phone - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

Vote By Mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Your vote must be received by the voting deadlines above.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D84518-P69213-Z82041-Z82042            KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

API GROUP CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
1.	To elect ten directors for a one-year term expiring at the 2023 Annual Meeting of Stockholders:

	Nominees:	For	Against	Abstain

	1a. Sir Martin E. Franklin	☐	☐	☐			For	Against	Abstain

	1b. James E. Lillie	☐	☐	☐	2.	To approve, on an advisory basis, the compensation of our named executive officers.	☐	☐	☐

	1c. Ian G.H. Ashken	☐	☐	☐	3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year.	☐	☐	☐
	1d. Russell A. Becker	☐	☐	☐
	1e. David S. Blitzer	☐	☐	☐

	1f. Paula D. Loop	☐	☐	☐

	1g. Anthony E. Malkin	☐	☐	☐

	1h. Thomas V. Milroy	☐	☐	☐

	1i. Cyrus D. Walker	☐	☐	☐

	1j. Carrie A. Wheeler	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — —

D84519-P69213-Z82041-Z82042

Notice of 2022 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 15, 2022

Non-Plan Stockholders

Russell A. Becker, Kevin S. Krumm and Andrea M. Fike, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of APi Group Corporation to be held on June 15, 2022 at 9:30 a.m. ET or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” the director nominees in Proposal 1 and “FOR” Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Participants in Employee Benefit Plans

The undersigned participant in one or more of the Plans below hereby directs the Trustee for the applicable Plan(s) to vote all shares of Common Stock of APi Group Corporation allocated to the undersigned’s account under the Plan(s) at the 2022 Annual Meeting of Stockholders to be held on June 15, 2022 and at any adjournment thereof, upon such business as may properly come before the meeting, including the proposals described in the Proxy Statement, a copy of which has been received by the undersigned, and on matters incidental to the conduct of the meeting.

For Participants in the APi Group, Inc. Employee Stock Ownership Plan

You must vote these shares no later than 11:59 p.m. ET on June 7, 2022

For Participants in (1) the APi Group 401(k) & Profit Sharing Plan and/or

(2) the APi Group Safe Harbor 401(k) & Profit Sharing Plan

You must vote these shares no later than 11:59 p.m. ET on June 9, 2022

For Participants in the Vipond Inc. Employees’ Profit Sharing Plan

You must vote these shares no later than 11:59 p.m. ET on June 14, 2022

Continued and to be signed on reverse side